  As filed with the Securities and Exchange Commission on April 12, 2000

                                                 Registration No. 333-31678
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              Amendment No. 1

                                    to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                                PLACEWARE, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                --------------
         Delaware                    7371                    77-0442561
     (State or Other     (Primary Standard Industrial     (I.R.S. Employer
     Jurisdiction of     Classification Code Number)    Identification No.)
     Incorporation or
      Organization)

                           295 North Bernardo Avenue
                        Mountain View, California 94043
                                 (650) 526-6100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                --------------
                               Barry James Folsom
                            Chief Executive Officer
                                PlaceWare, Inc.
                           295 North Bernardo Avenue
                        Mountain View, California 94043
                                 (650) 526-6100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                --------------
                                   Copies to:
         Mark P. Tanoury, Esq.                   Gregory C. Smith, Esq.
       James F. Fulton, Jr., Esq.                 Thomas J. Ivey, Esq.
           David Y. Oh, Esq.                       Sanjiv Singh, Esq.
           COOLEY GODWARD LLP             SKADDEN, ARPS, SLATE, MEAGHER & FLOM
          3000 Sand Hill Road                             LLP
         Building 3, Suite 230                    525 University Ave.
   Menlo Park, California 94025-7166                   Suite 220
             (650) 843-5000                   Palo Alto, California 94301
                                                     (650) 470-4500

                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
               Title of Each Class of                  Amount to be       Amount of
            Securities to be Registered               Registered (1) Registration Fee (2)
-----------------------------------------------------------------------------------------
Common Stock, par value $.0001 per share...........    $88,550,000         $23,378
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee.

(2) A fee of $19,800 was previously paid.


                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. The prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED APRIL 12, 2000.

                             5,500,000 Shares

                                [PLACEWARE LOGO]


                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $12.00 and $14.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "PLCW."

  The underwriters have an option to purchase a maximum of 825,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 8.

                                                   Underwriting
                                        Price to   Discounts and   Proceeds to
                                         Public     Commissions  PlaceWare, Inc.
                                      ------------ ------------- ---------------
Per Share............................   $              $             $
Total................................ $            $              $

  Delivery of the shares of common stock will be made on or about          ,
2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                    Robertson Stephens

                           U.S. Bancorp Piper Jaffray

                The date of this prospectus is          , 2000.

Inside Front Cover Graphics Description

   [The words "A New Medium for Business-to-Business Communications: Web Conferencing" appears at the top of the inside cover. A screen shot of the PlaceWare presenter console appears with a photographic image of business people working together. The text "Browser-based communications E-Service for interactive meetings and presentations over the Internet" appears to the right of the photograph of the business people working together. The PlaceWare logo with the text "Web conferencing" below it appears in the lower right hand corner. A screened back image of the character from the PlaceWare logo appears in the background.]

Inside Gatefold Graphics Description

   [The words "From small teams to global markets.....Web conferencing is here''
appears at the top of the inside gatefold. A world map appears in the center of the gatefold, on which there is an image of ""business professionals working'' and a screen shot of the PlaceWare presenter console with arrows extending out to all areas on the map that end in screen shot images of the PlaceWare audience console with the numbers 1 through 5 each containing the following text "1: A hosted E-service for instant availability; 2: Deliver any presentation or meeting content in real time to anyone with a Web browser and a phone; 3: Hold presentations or meetings with up to 2,500 participants;
4: Demonstrate live applications working on your desktop to any remote audience; 5: Collaborate with participants live through visual content and interactivity tools." The map is surrounded by five round photographs of business people working together. In the background the words "sales training", "new product launches", "investor relations", "customer seminars", "press/analyst briefings", "customer communications", "customer education", "town hall meetings", "sales meetings", "user groups/market research", "sales training", "employee meetings", and "channel communications". On the right side of the gatefold there is a column of black with a photo of business people applauding. The words "PlaceWare Web conferencing is a new communications medium for business to business communications that helps sales and marketing professionals accelerate business processes to reduce time to market and decrease sales cycles. Companies can conduct all types of meetings using PlaceWare including web seminars, product rollouts, investor relations and sales meetings" appears at the top of the black column.The PlaceWare logo with the text "Web conferencing" below it appears in the lower right hand corner.]

                                 ------------

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
Special Note Regarding Forward-Looking Statements........................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  32

                                                                            Page
                                                                            ----
Management.................................................................  45
Certain Transactions.......................................................  56
Principal Stockholders.....................................................  58
Description of Capital Stock...............................................  60
Shares Eligible for Future Sale............................................  62
Underwriting...............................................................  64
Notice to Canadian Residents...............................................  66
Legal Matters..............................................................  67
Experts....................................................................  67
Additional Information.....................................................  67
Index to Consolidated Financial Statements................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   Except as otherwise indicated, information in this prospectus is based on the following assumptions:

  . the conversion of each outstanding share of our convertible preferred stock into one share of common stock immediately before completion of this offering;

  . no exercise of the underwriters' over-allotment option; and

  . the filing of our amended and restated certificate of incorporation.

   PlaceWare, PlaceWare Conference Center 2000, LiveDemo, MyPlaceWare, Web Conferencing is Here and iVault are our trademarks. Other trademarks or service marks appearing in this prospectus are trademarks or service marks of the companies that use them.



                     Dealer Prospectus Delivery Obligation

   Until       , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read this entire prospectus carefully, including the risk factors beginning on page 8.

                                   PlaceWare

   PlaceWare is a leading provider of services and products that enable businesses to conduct real-time, interactive meetings and presentations, or web conferences, over the Internet. Businesses use our web conferencing services and products as strategic tools to create new business opportunities; share and exchange information among geographically dispersed organizations; strengthen relationships with customers, partners, vendors and employees; enhance employee productivity; and reduce unnecessary travel time and expenses.

   At the core of our services is Conference Center 2000, the latest generation of our technology. It enables presenters to quickly and easily upload standard presentations and other selected file types and begin presenting in a web conference in a relatively short period of time. Using only an Internet-enabled personal computer and a telephone, people can attend these meetings and presentations. Conference Center 2000 can be used to host meetings and presentations over the Internet with up to 2,500 participants. Our web conferencing services can be delivered either as a hosted application service or as an in-house software application.

   Forrester Research has identified web conferencing as one of the fastest growing segments of the market for services that allow geographically dispersed individuals to communicate, interact and work together. In their survey of Fortune 1000 companies, 70% of all respondents indicated they would use web conferencing by 2001. Web conferencing generally uses customers' existing voice and data infrastructure to facilitate widespread deployment. Additionally, it provides businesses with the ability to communicate verbally while sharing rich visual content over Internet connections with speeds as low as 28.8Kbps. We believe web conferencing enables businesses to increase their reach and cost-effectively communicate time-sensitive and important information to constituencies within and outside of an organization, thereby shortening time to market and sales cycles.

   Our services and products are designed to be:

  .  easy-to-use;

  .  highly scalable;

  .  simple to purchase and deploy; and

  .  highly interactive with support for rich visual content.

   We began providing web conferencing in June 1997 and as of December 31, 1999, had over 340 customers. Our customers consist of a diverse group of companies operating in many industries worldwide, ranging from Fortune 100 to small private companies. Our largest customers in their respective industry category include Ariba, Inc., Autodesk, Inc., Cisco Systems, Inc., The Dun and Bradstreet Corporation and International Data Corporation. In addition, we provide co-branded web conferencing services through several third-party service providers

   Our objective is to be the leading provider of web conferencing services. Key elements of our strategy to achieve this objective include:

  . promoting web conferencing, in general, and increasing brand recognition;

  . expanding our business development and sales and marketing efforts to attract new customers;

  . increasing our customers' utilization of our existing services and products;

  .  extending and expanding our service and product offerings;

  . continuing to increase the scalability and reliability of our services and products;

  . leveraging and extending our technology base to more tightly integrate our technology with third-party services and applications; and

  .  pursuing strategic acquisitions.

   We have incurred losses since commencing operations. In the year ended December 31, 1999, we had a net loss of $10.9 million and as of December 31, 1999 had an accumulated deficit of $19.4 million.

   Our address is 295 North Bernardo Avenue, Mountain View, CA 94043. Our telephone number is (650) 526-6100. Our web site is located at www.placeware.com. Information contained on our web site does not constitute part of this prospectus.

                                  The Offering

 Common stock offered................................ 5,500,000 shares
 Common stock to be outstanding after this offering.. 21,008,535 shares
 Use of proceeds..................................... For general corporate purposes, including
                                                      working capital, capital
                                                      expenditures, geographic
                                                      expansion and additional
                                                      sales and marketing
                                                      efforts.
 Proposed Nasdaq National Market symbol.............. PLCW

   The number of shares of our common stock outstanding after this offering is based on shares outstanding as of December 31, 1999. This table excludes:

  . 1,278,343 shares of common stock underlying outstanding options as of December 31, 1999 at a weighted average exercise price of $0.94 per share;
  . 315,625 shares of common stock that are issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.57 per share;
  . 3,650,000 shares reserved for issuance or future grant under our stock option plans; and
  . 500,000 shares reserved for issuance under our employee stock purchase plan.

                   Summary Consolidated Financial Information

                                                   Year Ended December 31,
                                                   --------------------------
                                                    1997     1998      1999
                                                   -------  -------  --------
                                                    (in thousands, except
                                                       per share data)
Statement of Operations Data:
Revenues:
  Hosting and services............................ $   --   $   511  $  2,433
  Licensing.......................................     609    1,113     1,962
                                                   -------  -------  --------
    Total revenues................................     609    1,624     4,395
                                                   -------  -------  --------
Operating expenses (1):
  Cost of hosting and services....................      --        3       806
  Operations......................................     188      214       619
  Sales and marketing.............................   1,516    2,819     8,410
  Research and development........................   1,490    2,057     2,778
  General and administrative......................     817    1,654     2,900
                                                   -------  -------  --------
    Total operating expenses......................   4,011    6,747    15,513
                                                   -------  -------  --------
Operating loss....................................  (3,402)  (5,123)  (11,118)
                                                   -------  -------  --------
Interest income, net..............................     130      155       200
                                                   -------  -------  --------
Net loss.......................................... $(3,272) $(4,968) $(10,918)
                                                   =======  =======  ========
Basic and diluted net loss per share.............. $ (4.67) $ (4.58) $  (6.41)
                                                   =======  =======  ========
Shares used in computing basic and diluted net
 loss per share...................................     700    1,084     1,704
                                                   =======  =======  ========
Pro forma basic and diluted net loss per share....                   $  (1.10)
                                                                     ========
Shares used in computing pro forma basic and
 diluted net loss per share.......................                      9,937
                                                                     ========

                                                      December 31, 1999
                                               -------------------------------
                                                                   Pro forma,
                                                        Pro forma  As Adjusted
                                               Actual  (unaudited) (unaudited)
                                               ------- ----------- -----------
                                                       (in thousands)
Balance Sheet Data:
Cash and cash equivalents..................... $14,591   $14,591     $79,586
Working capital...............................  10,152    10,152      75,147
Total assets..................................  21,136    21,136      86,131
Notes payable and capital lease obligations,
 less current portion.........................     503       503         503
Stockholders' equity..........................  12,891    12,891      77,886

   The pro forma balance sheet data give effect to the conversion of all outstanding shares of preferred stock into shares of common stock upon the consummation of this offering. The pro forma, as adjusted balance sheet data give effect to the foregoing and to the sale of the 5,500,000 shares of common stock by us in this offering at an assumed initial public offering price of $13.00 per share, based on the mid-point of the filing range, after deducting the underwriting discounts and commissions and estimated offering expenses and application of the net proceeds.

   See note 1 to the consolidated financial statements for a description of the method that we used to compute the net loss per share amounts.
--------

(1) See note 3(c) to the consolidated financial statements for a description of stock-based compensation included in operating expenses.

                                  RISK FACTORS

   An investment in our common stock is very risky. You should carefully consider the risks described below, together with the other information in this prospectus, before buying shares in this offering. See "Special Note Regarding Forward-Looking Statements."

Risks Related to our Business

We have a limited operating history, so it will be difficult for you to evaluate an investment in our company.

   We were incorporated in October 1996 and first recorded revenue in 1997. In July 1998, we shifted the focus of our business model from sales of software licenses to a hosted services model. In connection with this shift, we have made changes to our services and products and have hired a significant number of new employees, including several key members of our management team. As a result, we have a limited relevant operating history for you to evaluate an investment in our company, and we cannot be certain that our business model and future operating performance will yield the results that we seek. As a company in the new and rapidly evolving web conferencing industry, we face risks and uncertainties relating to our ability to successfully implement our strategy. You must consider these risks, expenses and uncertainties that a company like ours faces in a new and rapidly evolving market such as the market for web conferencing services. In particular, you must consider that our business model is based on an expectation that demand for Internet-based conferencing services will increase materially in the business community, which at present primarily utilizes more traditional methods of communication.

You should not rely on our quarterly operating results as an indication of our future results because they are subject to significant fluctuations. Fluctuations in our operating results may negatively impact our stock price.

   Our quarterly operating results have fluctuated in the past and we expect them to fluctuate in the future, due to a variety of factors that could affect our revenues or expenses in any given quarter. As such, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

  . the inability to deliver our hosted service due to a service operation;

  . the inability to effectively market or deliver our new product introductions, including our Conference Center 2000 product;

  . the loss of major customers or communication service providers;

  . the failure to attract new customers;


  . the timing of a significant marketing campaign;

  . downward pressure on prices paid by our business customers, as a result of competition or other factors, which could reduce our quarterly revenues even if we maintain or increase the number of sales; and

  . increasing costs associated with developing and maintaining our web conferencing services, systems and infrastructure.

   As a result of the factors listed above and elsewhere in this "Risk Factors" section of the prospectus, it is possible that in some future periods our results of operations may be below the expectations of investors and securities analysts who may initiate coverage. This could cause our stock price to decline. In addition, we plan to significantly increase our operating expenses to expand our sales and marketing, administration, product development and technology development. If revenues fall below our expectations in any quarter and we are unable to quickly reduce our spending in response, our operating results would be lower than expected and our stock price may fall.

Unrecognized changes in our billing practices may be seen as additional fluctuations in our operating results, which may cause our stock price to fall.


   We historically have received payments in advance for our services and products and have deferred these revenues over a fixed period of time, generally for a period of one year. If we modify our billing practices and change the period of time over which we defer revenues, and if investors or securities analysts who may initiate coverage fail to understand this modification, such investors or analysts may perceive this change as additional fluctuations in our operating results which may cause the price of our stock to decrease.

We have a history of losses, we expect continuing losses and we may never achieve profitability.

   Our operating costs have exceeded our revenue in each quarter since our inception in October 1996. We incurred cumulative losses of approximately $19.4 million from October 1996 through December 31, 1999. We intend to increase our expenditures on marketing, administration, product development and technology development, and such expenditures may further contribute to our net losses. For instance, we intend to increase our expenditures related to the PlaceWare brand, believing that brand awareness will be critical to increasing business customer awareness and acceptance. If we do not increase our revenues as a result of these expenditures, we may not be able to achieve and maintain profitability and may be unable to continue our operations.

A significant amount of our revenue comes from repeat customers, none of whom are under an obligation to continue doing business with us. If existing customers do not purchase additional services, our future revenue may be limited.

   A significant amount of our revenues come from repeat customers. Because our customers are under no obligation to continue to renew their subscription to our services and products, a failure to retain customers or maintain and increase their utilization of our services and products, we may not be able to generate sufficient revenues and may not achieve or sustain profitability in the future.

If we fail to execute our growth strategy as planned, our future revenue will be limited and our ability to achieve profitability will be harmed.

   The majority of our web conferencing customers to date have been businesses in the high technology, financial services and professional services markets. We intend to expand our service and product offerings and to develop customer bases in other target markets. We have had limited experience in these extended markets and may encounter unanticipated obstacles, such as regulatory issues or changing technical standards, which may negatively affect our growth strategy. If we fail to gain customers in new target markets, our future revenue will be limited and our ability to achieve profitability will be harmed.

Our competitive position could suffer if we fail to enter into acquisitions, joint ventures or other relationships with third parties.

   Part of our strategy requires us to enter into relationships with service providers or other third parties, and we may enter into acquisitions or joint ventures. Our failure to form beneficial relationships, or our failure to secure terms favorable to us, may put us in a competitive disadvantage. Any such relationship, acquisition or joint venture may:

  . result in conflicts between company cultures or personnel;

  . cause a disruption in our ongoing business;

  . create problems incorporating other companies' technology into our services and products, which may create additional expenses or require us to divert our resources; or

  . impair relationships with existing service providers or customers.

Any of these risks or costs that may result from entering into such relationships, acquisitions or joint ventures could increase expenses, distract management and harm our competitive position.

If we are unable to successfully manage growth, our ability to achieve profitability will be harmed and the value of an investment in our stock would decrease.

   Since we began operations, we have significantly increased the size of our operations and we plan to continue to expand our operations by hiring additional employees and increasing the web conferencing capacity of our hardware and software infrastructure. If we do not expand our operations in an efficient manner, our expenses could grow disproportionately to revenues, our revenues could decline or grow more slowly, or the quality of our services and products may suffer, any of which could negatively affect the value of your investment. The growth of our operations is expensive and may require us to implement an effective planning and management process, including improved operational, financial and managerial controls, and enhanced reporting systems and procedures. If we do not succeed in these efforts, it could reduce our revenues and the value of your investment.

We may face difficulties in attempting to expand our operations in international markets, limiting our ability to generate revenue from international sources, decreasing our ability to achieve profitability and causing our stock price to decline.

   One component of our strategy for growth is to expand into international markets. We have recently commenced sales operations in the United Kingdom, and in the future intend to expand these operations and open new offices in Asia. It will be costly to establish international sales operations, to promote our brand internationally, and to develop localized services and products. Revenue from international activities may not offset the expense of establishing and maintaining these foreign operations. In addition, we may not be successful in marketing and distributing our services and products because we have little experience in these markets.

   Some of the factors that may impact our ability to initiate and maintain successful operations in foreign markets include:

  . adoption of new laws or changes to existing international laws;

  . currency fluctuations;

  . increased costs associated with opening and maintaining new hosting facilities;

  . political and economic instability;

  . slower or more expensive Internet access; or

  . differing technology standards.

If we are unable to profitably operate in foreign markets, our business may not grow as anticipated, substantial resources could be drained and our stock price could suffer.

If we fail to develop new services and products, we may fail to achieve anticipated revenues.

   In order to be successful we must be able to recognize new opportunities and develop new services and products on a timely basis to take advantage of these opportunities. For example, we have recently focused on, and will continue to devote significant resources to, the development of Conference Center 2000, the most recent version of our hosted web conferencing solution. If Conference Center 2000 does not gain widespread market acceptance, or if we fail to implement our planned enhancements to Conference Center 2000 on a timely basis, such as increasing the number of supported application file types, including word processing and spreadsheet documents, we may suffer lost sales and could fail to achieve anticipated revenues, and our business may suffer.

Alteration of our customers' or users' firewall protection policies may reduce the effectiveness of our services and products and lead to reduced revenues.

   A key feature of our services and products is their ability to traverse corporate network firewalls that broadly block the transmission of certain content across organizational boundaries. Our services and products are dependent on their ability to penetrate firewalls. Recent electronic break-ins and hacking activities have caused companies across various industries to re-evaluate the level of firewall protection necessary to protect their data and computer operations. If more companies improve or substantially alter their current firewall protection, we may lose our current ability to provide web conferencing across most corporate firewalls, leading to a loss in revenues.

We rely heavily on the reliability, security and performance of our internally developed systems and operations, and any difficulties in maintaining these systems may result in service interruptions or increased expenditures.

   The software and hardware configuration that underlies our service and products, and which we market to third parties, is based on technologies that have been developed primarily by our own engineers and employees. This configuration is complex and requires considerable technical expertise to maintain and the satisfactory performance, reliability and availability of this configuration is critical to our business. Any internal system interruptions that result in the unavailability of services or products would harm our reputation and our ability to conduct business. The failure to develop and execute reliability policies, procedures and tools to operate our software and hardware infrastructure could result in intermittent to prolonged outages. Many of the software systems we currently use will need to be enhanced over time or replaced with equivalent commercial products, either of which could entail considerable effort and expense.

If we are unable to maintain adequate data security, our customers may refrain from utilizing our services and products.

   Our services and products enable customers to transmit and share information over the Internet. While we currently have security measures to prevent unauthorized attendance and access to particular conferences, we have not deployed any encryption technologies or similar security measures to protect content, as it is being transmitted, from being viewed or accessed by unauthorized users. To the extent such encryption technology and similar security measures are required or expected by businesses for the transmission of commercially or otherwise sensitive information, our failure to deploy such technology and implement safeguards may result in the loss of existing customers, the inability to attract new customers and possibly subject us to liability for breaches of security and confidentiality.

We could lose revenues as a result of software errors or defects.

   The technology underlying our services and products is complex and may contain undetected errors when new services and products are introduced or when new versions are released. Although we conduct extensive testing of our services and products during development, we have in the past discovered errors. If we market services and products that have errors or that do not function properly, then we may experience negative publicity, loss of or delay in market acceptance, or claims against us by customers, any of which may harm our business.

If we are unable to scale our hosting infrastructure, we may lose market share or experience reduced revenues.

   The number of web conferences we are hosting has grown significantly. We will need to enhance our software and hardware infrastructure to handle anticipated increased volume in the number of events and the number of customers using our services and products. Adding this new capacity will be expensive, and we may not be able to do so successfully. If we are unable to expand capacity to keep pace with our anticipated customers' demands we may lose market share and our business may be harmed.



We may be subject to infringement claims which could harm our business.

   Because we are in an industry that relies upon proprietary software and technology to support its business, there is a substantial risk of litigation regarding intellectual property rights in our industry. A successful infringement claim against us and our failure or inability to license the infringed or similar technology could harm our business. We expect that our technologies and products may be increasingly subject to third-party infringement claims as the number of our competitors grows. We cannot be certain that third parties will not make a claim of infringement against us with respect to our technologies and products. Any claims, with or without merit, could:

  . be time-consuming to defend;
  . result in costly litigation;

  . divert management's attention and resources;
  . cause delays in delivering services and products;
  . require the payment of monetary damages which may be tripled if the infringement is found to be willful;

  . require us to re-engineer our products in a non-infringing manner;
  . result in an injunction which would prohibit us from offering one or more services or products; or
  . require us to enter into royalty or licensing agreements which, if required, may not be available on acceptable terms, if at all.

   In July 1999, we were contacted by legal counsel representing Pixion, Inc., a web conferencing provider, with allegations that we misappropriated trade secrets under an August 1997 license and distribution agreement. Pixion essentially alleged that we failed to destroy any shared confidential information disclosed pursuant to the agreement, and that their confidential information was used in the development of our LiveDemo software product. Pixion also alleged copyright and trademark infringement. After initial attempts to resolve this issue, Pixion has failed to respond to any of our requests to move this issue forward, and our last contact with Pixion was in October 1999. Although we have not received any additional communications from Pixion, we are prepared to vigorously defend ourselves if and when such claims are brought to court. If a lawsuit is brought to court, we may be forced to expend time, money and resources in defending against such lawsuit, and if we are unsuccessful in our defense, our business may be harmed. Trade secret misappropriation cases are inherently fact-specific, making it difficult to predict with any degree of certainty the outcome of a given dispute. This uncertainty is heightened by the fact that such claims may be tried before a jury, and that if the jury finds that a defendant acted willfully or in bad faith, it may award the plaintiff punitive damages that could be substantial, in addition to injunctive relief, damages and attorneys' fees. It is thus difficult to quantify the potential extent of our exposure, although it could be very substantial.

Due to the competitive labor market in Silicon Valley, we may not be able to attract and retain sufficient qualified professionals necessary for growth.

   In order for us to succeed, we must identify, attract, retain and motivate highly-skilled technical, managerial, sales and marketing personnel. We plan to significantly expand our operations, and we will need to hire additional personnel as our business grows. Competition for qualified personnel is intense, especially in Silicon Valley, and we have experienced difficulties in hiring highly-skilled technical personnel due to significant competition for experienced personnel in our market. In addition, we have historically relied on the grant of stock options to employees as a key component of overall compensation. Stock options granted after the offering may be less attractive to prospective employees, further hindering our ability to attract new hires. Failure to attract and retain necessary personnel could harm our ability to meet our growth targets.

Most of our management team has only recently joined us and has little experience working together, which could limit the team's effectiveness in operating our business.

   Our management team does not have significant experience working together, because most members of our management team have been employed by us for a short period of time. Specifically, three of our executive officers joined us during 1999. This could prevent or limit our management team's ability to work together effectively. The failure of our management team to work together effectively could delay efficient decision-making and execution of business objectives, that may harm our ability to operate our business.

The termination of our service provider relationships could reduce our future revenues and increase our costs.

   As part of our strategy, we have entered into various agreements with a number of service providers, under which we provide co-branded web conferencing services and receive shared revenues and increased brand recognition. If these relationships are terminated or otherwise fail, our revenues may drop and we may be required to devote additional resources to the sales and marketing of our services and products. We have no long-term contracts with these service providers and they generally are not obligated to offer our services or products to their clients or restricted from working with our competitors. Accordingly, our success will be affected by their willingness to devote resources and efforts to marketing our services and products.

We have purchased and licensed third-party technologies, may enter into third-party licenses in the future, and we face risks in doing so.

   We utilize technology licensed from Xerox PARC in our web conferencing services and products, which enables companies to hold and participate in web conferences with others, despite the existence of corporate firewalls. The loss of any of this licensed technology could result in materially diminished revenue and increased costs associated with securing rights to substitute technology. In addition to maintaining this license, we may also need to license additional technologies to remain competitive, and may not be able to license these technologies on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay the development of our services and products until equivalent technology can be identified, licensed and integrated, which may harm our business. These licenses may also expose us to increased risks, including risks related to the integration of or inability to integrate new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs.

   In addition, we have developed our products to be utilized by Internet browsers capable of integrating and running applications based on the Java software programming language. If there are fundamental changes to existing Internet browsers such that they no longer are compatible with or capable of running these Java-based applications, we will be forced to modify our services and products and our business may be harmed. Similarly, if there are fundamental changes to the Java programming language, we will be forced to modify our services and products and our business will be harmed.

Risks Related to Our Industry

Competition in the web conferencing services industry is intense and, if we are unable to compete effectively, the demand for, or the prices of, our services and products may decline.

   Because the market for web conferencing services is still in an early stage, the competition between the existing businesses is intensely competitive, rapidly evolving and subject to technological change. We expect competition to increase significantly in the future as new and existing competitors seek to provide web conferencing services and products.

   Our principal competitors include providers of web conferencing services such as Contigo, INTERVU and WebEx. We may experience additional competition from companies that provide streaming media services, audio conferencing or video conferencing services, or other established software or distance learning companies that decide to enter the web conferencing market. These companies could possess large, existing customer bases, substantial financial resources and established distribution channels and could develop, market or resell a number of web conferencing services. Such potential competitors may also choose to enter the market for web conferencing services by acquiring one of our existing competitors or by forming strategic alliances with such competitors. Either of these occurrences could harm our ability to compete effectively. In addition, our currently licensed service providers may enter into similar agreements with our competitors or develop parallel services based on their own technology. This kind of competition from our service providers may harm our business in the future.

The growth of our business will be diminished if web conferencing services are not accepted as a medium for business communications.

   The market for web conferencing is new and rapidly evolving and our business will be harmed if sufficient demand for our services and products does not develop. Our current and planned services and products are different from the traditional meeting and presentation methods that many of our customers have historically used to communicate with their customers, partners, vendors and employees. Demand for our services and products may not materialize for the following reasons:

  . businesses that have already invested substantial resources in other distance communication solutions may be reluctant to adopt our new conferencing services and products;
  . businesses may choose not to accept web conferencing as a means of conducting business; and
  . the effectiveness of web conferencing may diminish significantly if alternative technologies or methods for distance communication develop.

If the demand for our services does not materialize, our revenues may not grow as fast as we anticipate, if at all.

We must adopt and maintain a competitive pricing structure.

   The price of Internet services and products is subject to rapid and frequent change, and in many instances, businesses provide their services for free or on a trial basis. Although we offer MyPlaceWare, a free service, a significant portion of our business comes from customers that pay to obtain other enhanced services and products. Due to competitive reasons or technical difficulties, we may be forced to reduce or eliminate prices for certain of these revenue-generating services or products, which may reduce revenues.

Our services and products are designed to operate in connection with the Internet, and as such, we rely generally on the equipment and infrastructure of the Internet and of our customers.

   Our services and products are designed to operate over the Internet, as accessed and maintained by each individual customer. As a result, the successful use of our product will generally depend on the continued development and maintenance of the Internet infrastructure, such as reliable network backbones with the necessary speed, data capacity and security, and will also depend on customers' own computer equipment, including a functional operating system, Internet browser software and reliable connections to the Internet. To the extent that the Internet continues to experience increased numbers of users, a high frequency of use or increased bandwidth requirements of users, the Internet infrastructure may not continue to be able to support the demands placed on it by this continued growth and the performance or reliability of the Internet may be harmed. Furthermore the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face similar outages and delays in the future. These outages and delays could reduce the level of Internet usage and diminish the perception of the Internet as a viable means of communication, such that usage of our services and products may decrease and our business may be harmed.

Government regulations involving the transmittal of information over the Internet are being developed and we may face liabilities in connection with the information that is transmitted using our conferencing services.

   The current legal framework that applies to the Internet is not well developed and is continually being revised. Laws continue to be enacted that address issues of privacy, security, pricing, taxation and quality of services and products. Because our web conferencing services allow customers to transmit information over the Internet, we may be found to be liable for any improper information that our customers transmit. We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials being transmitted by our services or products. Although we currently require customers to agree not to engage in the transmission of such content before utilizing our services or products, there can be no guarantee that our customers will refrain from the transmission of such content, or that we will not be deemed responsible for the content being transmitted or hosted using our services, products or infrastructure. These regulations could affect the cost of communicating on the Internet and negatively affect the demand for our web conferencing services and products, such that our business would be harmed.

We may be subjected to new federal, state and local taxes on our use of the Internet.

   The tax treatment of activities on or relating to the Internet is also currently unsettled. A number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on the online sale of goods and services and other Internet activities. The Internet Tax Freedom Act of 1998 has generally imposed a U.S. moratorium through October 2001 on the imposition of some kinds of consumer-related taxes, other than sales or use taxes, in connection with Internet access and Internet-related sales. However, future laws imposing taxes or other regulations on commerce over the Internet could substantially impair the growth of Internet commerce and, as a result, decrease our revenues or make it cost-prohibitive to operate our business.

Risks Related to this Offering

Our stock price may be highly volatile and could drop, particularly because our business depends on the Internet.

   Prior to this offering, our common stock has not been sold in a public market. After this offering, an active trading market in our stock might not develop. If an active trading market does develop, it may not continue. Moreover, if an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, particularly Internet-related companies. Moreover, these price and volume fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock.

We have broad discretion over the use of the proceeds of this offering, and our use of the proceeds may not produce a favorable return.

   We have broad discretion to allocate the net proceeds of the offering. Although we intend to use the net proceeds primarily for general corporate purposes, including working capital, capital expenditures, geographic expansion and additional sales and marketing efforts, the timing and amount of our actual expenditures are subject to change. Factors that may affect the timing and amount of expenditures include:

  . the success of our sales and marketing efforts;

  . the timing and introduction of new services and products; and

  . competitive market developments.

   Our management will have the sole discretion over how to allocate the net proceeds of the offering. The failure of management to apply these funds effectively could harm our ability to manage our business and reduce our stock price. See "Use of Proceeds."

If our stockholders sell substantial amounts of our common stock after the offering, the market price of our common stock may fall.

   Sales of substantial numbers of shares of our common stock in the public market after this offering, or the perception that sales could be made, could cause the market price of our common stock to decline. Based on shares outstanding as of December 31, 1999 following this offering, we will have approximately 21,008,535 shares of our common stock outstanding or 21,833,535 shares if the underwriters' over-allotment option is exercised in full. Approximately 15,508,535 shares or 73.8% of our outstanding common stock will be subject to resale restrictions under U.S. securities laws. Holders of substantially all of these shares have agreed not to sell these shares for at least 180 days following the date of this prospectus, although Credit Suisse First Boston Corporation can waive this restriction at any time at its sole discretion and without notice. When these restrictions on resale end beginning on November 15, 2000, assuming an effective date of May 18, 2000, the market price for our common stock could drop significantly if holders of these shares sell them or are perceived by the market as intending to sell them. These sales also may create difficulties for us if we attempt to raise additional funds by selling equity securities in the future. See "Shares Available for Future Sale."

If we are unable to obtain the additional capital required to develop and expand our business, we may be forced to curtail operations.

   We may be required to raise additional capital through the issuance of debt or equity securities. Depending on market conditions, we may choose to raise additional capital sooner for our working capital requirements. The actual amount and timing of our future capital requirements will depend upon a number of factors, including:

  . the number of new markets we enter and the timing of entry;
  . new service and product deployment schedules and associated costs;
  . the rate and price at which customers purchase our services and products; . the level of marketing required to attract and retain customers in new and existing markets; and
  . opportunities to invest in or acquire complementary businesses.

   The value of your investment may be diluted by our future capital raising transactions. We also may be unsuccessful in raising sufficient capital on terms that we consider acceptable, if at all, which would impair our ability to continue to expand our business or respond to competitive developments.

After this offering, our executive officers, directors and principal stockholders, whose interests may conflict with yours, will control approximately 43.8% of our outstanding common stock.

   Following this offering, our executive officers and directors and principal stockholders together will beneficially own approximately 43.8% of the total voting power of our company. These stockholders, as a group, will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over the company. This concentration of control could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could significantly lower the market price of our common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. We also plan to reserve up to 5% of the shares offered in this offering under a directed share program in which our executive officers, directors, principal stockholders, employees, business associates and related persons may be able to purchase shares in this offering at the initial public offering price. This program may further increase the amount of stock held by persons whose interests are closely aligned with management's interests.

We have anti-takeover provisions which may make it difficult for a third party to acquire us.

   Our corporate documents and Delaware law contain provisions that might enable our management to resist a change in control of our company. These provisions might discourage, delay or prevent a change in our management. These provisions could also discourage a proxy contest and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock and could deprive you of an opportunity to receive a premium for your common stock as part of a sale. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . prohibiting cumulative voting in the election of directors, which would allow less than a majority of stockholders to elect director candidates;

  . limiting the ability of stockholders to call special meetings of stockholders;

  . prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

  . Section 203 of the Delaware General Corporation Law, which could thwart a takeover attempt. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

Investors will experience immediate dilution.

   Investors in common stock in the offering will experience immediate and substantial dilution in the net tangible book value of their shares. At the assumed initial public offering price of $13.00 per share, based on the mid-point of the filing range, dilution to new investors will be $9.29 per share. Additional dilution will occur upon exercise of outstanding stock options. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled Prospectus Summary, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Business, contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under Risk Factors and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as may, will, should, expects, plans, intends, anticipates, believes, estimates, predicts, potential or continue, or the negative of these terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including risks outlined under Risk Factors.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the 5,500,000 shares of common stock we are offering in this prospectus at an assumed initial public offering price of $13.00 per share, based on the mid-point of the filing range, are estimated to be $71,500,000, or $82,225,000 if the underwriters' over-allotment option is exercised in full and after deducting the underwriting discounts and commissions and estimated offering expenses.

   At this time the principal purposes of this offering are to obtain additional capital to increase our financial flexibility and to create a public market for our common stock. We intend to use the net proceeds from this offering over the next year as follows:

  . an estimated $30 million to $35 million for sales and marketing expenses which include expansion of our sales and marketing organizations and marketing activities;

  . an estimated $12 million to $15 million for hosting, services and operations expenses;

  .  an estimated $8 million to $10 million for research and development;

  .  an estimated $5 million to $7 million for capital expenditures; and

  .  the remainder for working capital and general corporate purposes.

   These estimates, however, may not be accurate and our actual use of proceeds may vary from these estimates. Our management will have broad discretion in the application of the net proceeds of this offering.

   From time to time, we may evaluate opportunities to acquire or invest in complimentary business, technologies or products and may use a portion of the net proceeds from this offering to enter into these types of transactions. We do not have any understanding, commitments or agreements with respect to any material acquisitions.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our capital stock. We currently intend to retain all future earnings, if any, for use in the operation and expansion of our business and do not anticipate declaring or paying cash dividends for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, operating results and capital requirements. Our existing line of credit prohibits the payment of cash dividends.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . the actual capitalization of PlaceWare as of December 31, 1999;
  . the pro forma capitalization of PlaceWare after giving effect to the automatic conversion, upon completion of this offering, of all outstanding shares of convertible preferred stock into 11,779,785 shares of common stock and the filing of our amended and restated certificate of incorporation; and

  . the pro forma as adjusted capitalization to give effect to the sale of 5,500,000 shares of common stock at an assumed initial public offering price of $13.00 per share in this offering, based on the mid-point of the filing range, less underwriting discounts and commissions and estimated offering expenses payable by PlaceWare.

                                                     December 31, 1999
                                              ---------------------------------
                                                                     Pro Forma
                                                         Pro Forma  As Adjusted
                                               Actual   (unaudited) (unaudited)
                                              --------  ----------- -----------
                                                       (in thousands)
Notes payable and capital lease obligations,
 less current portion........................ $    503   $    503    $    503
Stockholders' equity:
  Convertible preferred stock, $0.0001 par
   value; actual--12,305,000  shares
   authorized, 11,779,785 shares issued and
   outstanding, aggregate liquidation
   preference of $30,773; pro forma--
   50,000,000 shares authorized, no shares
   issued or outstanding; pro forma as
   adjusted--50,000,000 shares authorized; no
   shares issued or outstanding..............        1         --          --
  Common stock, $0.0001 par value; actual--
   20,000,000 shares authorized; 3,728,750
   shares issued and outstanding; pro forma--
   300,000,000 shares authorized; 15,508,535
   shares issued and outstanding; pro forma
   as adjusted 300,000,000 authorized;
   21,008,535 shares issued and outstanding..       --          1           2
  Additional paid-in capital.................   36,081     36,081     101,075
  Treasury stock, at cost; 529,926 shares of
   common stock..............................      (15)       (15)        (15)
  Notes receivable from stockholders.........     (671)      (671)       (671)
  Deferred stock-based compensation..........   (3,102)    (3,102)     (3,102)
  Accumulated deficit........................  (19,403)   (19,403)    (19,403)
                                              --------   --------    --------
    Total stockholders' equity...............   12,891     12,891      77,886
                                              --------   --------    --------
      Total capitalization................... $ 13,394   $ 13,394    $ 78,389
                                              ========   ========    ========

   The share amounts in this table are based on shares outstanding as of December 31, 1999. This table excludes:

  . 1,278,343 shares of common stock underlying outstanding options as of December 31, 1999 at a weighted average exercise price of $0.94 per share;
  . 315,625 shares of common stock that are issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.57 per share;
  . 3,650,000 shares reserved for issuance or future grant under our stock option plans; and
  . 500,000 shares reserved for issuance under our employee stock purchase plan.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted by the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of common stock after this offering. The pro forma net tangible book value as of December 31, 1999 was $12,891,000 or approximately $0.83 per share of common stock. Pro forma as adjusted net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding after the offering, which will include the conversion of all outstanding shares of convertible preferred stock into shares of common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

   After giving effect to our sale of the 5,500,000 shares of common stock offered by this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 1999 would have been $77,886,000, or approximately $3.71 per share. This represents an immediate increase in net tangible book value of $2.88 per share to existing stockholders and an immediate dilution in net tangible book value of $9.29 per share to new investors. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share.........................        $13.00
  Pro forma as adjusted net tangible book value per share as of
   December 31, 1999............................................ $ 0.83
  Increase per share attributable to new investors..............   2.88
                                                                 ------
Pro forma as adjusted net tangible book value per share after
 the offering...................................................          3.71
                                                                        ------
Dilution in pro forma as adjusted net tangible book value per
 share to new investors.........................................        $ 9.29
                                                                        ======

   The following table sets forth, on a pro forma as adjusted basis as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the total price and average price per share paid by existing investors and by the new investors, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, at the assumed initial public offering price of $13.00 per share, based on the mid-point of the filing range.

                           Shares Purchased      Total Consideration
                         --------------------- ----------------------- Average Price
                           Number   Percentage    Amount    Percentage   Per Share
                         ---------- ---------- ------------ ---------- -------------
Existing shareholders... 15,508,535    73.8%   $ 31,112,000    30.3%      $  2.01
New investors...........  5,500,000    26.2      71,500,000    69.7       $ 13.00
                         ----------   -----    ------------   -----
Total................... 21,008,535   100.0%   $102,612,000   100.0%      $  4.88
                         ==========   =====    ============   =====

   Except as noted above, the foregoing tables and discussion assume no exercise of any stock options or warrants outstanding at December 31, 1999. As of December 31, 1999, there were options outstanding to purchase 1,278,343 shares of common stock at a weighted average exercise price of $0.94 per share and warrants to purchase 315,625 shares of common stock at a weighted average exercise price of $3.57 per share. To the extent that any of these options and warrants are exercised, there will be further dilution to investors purchasing our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   This section presents our historical financial data. You should read carefully the consolidated financial statements included in this prospectus, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected data in this section is not intended to replace the consolidated financial statements.

   We derived the statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 from the audited consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors. The consolidated balance sheet data as of December 31, 1997 is derived from audited consolidated financial statements not included elsewhere in this prospectus. The statement of operations data for the period from inception to December 31, 1996, and the balance sheet data as of December 31, 1996 are derived from unaudited financial statements not included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial results set forth therein. Historical results are not necessarily indicative of future results. See notes to the consolidated financial statements for an explanation of the method used to determine the number of shares used in computing pro forma basic and diluted loss per share.

                                           From
                                       Inception  to
                                       December 31,  Year Ended December 31,
                                           1996      --------------------------
                                        (unaudited)    1997     1998     1999
                                       ------------- -------  -------  --------
                                       (in thousands, except per share data)
Statement of Operations Data:
Revenues:
  Hosting and services...............     $   --     $    --  $   511  $  2,433
  Licensing..........................         --         609    1,113     1,962
                                          ------     -------  -------  --------
    Total revenues...................         --         609    1,624     4,395
                                          ------     -------  -------  --------
Operating expenses (1):
  Cost of hosting and services.......         --          --        3       806
  Operations.........................         --         188      214       619
  Sales and marketing................         --       1,516    2,819     8,410
  Research and development...........        196       1,490    2,057     2,778
  General and administrative.........         49         817    1,654     2,900
                                          ------     -------  -------  --------
    Total operating expenses.........        245       4,011    6,747    15,513
                                          ------     -------  -------  --------
Operating loss.......................       (245)     (3,402)  (5,123)  (11,118)
                                          ------     -------  -------  --------
Other income (expense):
  Interest income....................         --         130      172       309
  Interest expense...................         --          --      (17)     (109)
                                          ------     -------  -------  --------
    Total other income (expense).....         --         130      155       200
                                          ------     -------  -------  --------
Net loss.............................     $ (245)    $(3,272) $(4,968) $(10,918)
                                          ======     =======  =======  ========
Basic and diluted net loss per
 share...............................     $(0.49)    $ (4.67) $ (4.58) $  (6.41)
                                          ======     =======  =======  ========
Shares used in computing basic and
 diluted net loss per share..........        496         700    1,084     1,704
                                          ======     =======  =======  ========
Pro forma basic and diluted net loss
 per share (unaudited)...............                                  $  (1.10)
                                                                       ========
Shares used in computing pro forma
 basic and diluted net loss per share
 (unaudited).........................                                     9,937
                                                                       ========

--------

(1) See note 3(c) to the consolidated financial statements for a description of stock-based compensation included in operating expenses.

                                                        December 31,
                                              ---------------------------------
                                                 1996
                                              (unaudited)  1997   1998   1999
                                              ----------- ------ ------ -------
                                                       (in thousands)
Balance Sheet Data:
Cash and cash equivalents...................    $1,112    $2,230 $3,155 $14,591
Working capital.............................       968     2,404  2,826  10,152
Total assets................................     1,165     3,039  4,907  21,136
Notes payable and capital lease obligations,
 less current portion.......................        --        --    613     503
Stockholders' equity........................     1,007     2,708  2,819  12,891

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with Selected Consolidated Financial Data and our financial statements and the related notes included elsewhere in the prospectus. Except for historical information, the discussion in this report contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, among others, those statements including the words, expects, anticipates, intends, believes and similar language. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to the risks discussed in the section titled Risk Factors in this prospectus. See "Special Note Regarding Forward-Looking Statements."

Overview

   Since our incorporation in October 1996, our primary activities have consisted of the following:

  . developing our services and products to enable businesses to conduct real-time interactive meetings and presentations over the Internet;
  . establishing relationships with major service providers;
  . creating and expanding our web conferencing services and products and
    Internet infrastructure;
  . expanding our direct sales force; and
  . assembling an experienced management team.

   We have incurred losses since commencing operations and as of December 31, 1999, we had an accumulated deficit of $19.4 million. We have not achieved profitability on a quarterly or annual basis. We intend to invest significantly in promoting web conferencing, in general, and increasing our brand recognition; expanding our business development and sales and marketing efforts; increasing our customers' utilization of our existing services and products; extending our services and products; increasing the scalability and reliability of our operations infrastructure and leveraging and extending our technology base. As a result, we expect to continue to incur losses for at least the next two years. We will need to generate significantly higher revenues to support expected increases in expenses and to achieve and maintain profitability.

   We generate revenues by providing businesses with web conferencing services and products that can be delivered either as a hosted application service or as an in-house software application product. In July 1998, we shifted the focus of our business model from sales of software licenses to a hosted services model. We offer our customers the ability to purchase our hosted application service as an annual subscription based on the maximum number of concurrent users available to a customer and as an event service to meet their web conferencing demands. The in-house software application is sold as a licensed software product for our customers wishing to deploy our web conferencing software inside their company, and for service providers wishing to host their own web conferencing services.

   Revenues generated from hosting and services, which include hosting services, event services, revenue sharing arrangements and technical support and maintenance services, accounted for 55% of total revenues for the year ended December 31, 1999. Revenues from hosting services are recognized ratably over the hosting period. Revenues from event services are recognized as the event takes place. Revenues from revenue sharing arrangements are recognized as earned. Revenues from technical support and maintenance services are recognized ratably over the term of the support period.

   Licensed software product revenues are generated from the sale of time-based licenses and perpetual licenses and represented 45% of the total revenues for the year ended December 31, 1999. Time-based revenues are recognized ratably over the time period. Perpetual license revenues are recognized when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the fee is fixed or determinable; collectibility is probable; and evidence of the fair value is determinable for all undelivered components of the arrangement.

   Our cost of hosting and services consists primarily of computer equipment depreciation charges, network connectivity, royalties, co-location costs and costs of third-party service providers, including audio conferencing, streaming audio and event services providers. Our network connectivity expense, co-location costs and costs to third-party service providers are variable and correlate to the use of our services. Our depreciation charges generally increase as we increase our capacity and build our infrastructure.

   Our operations expenses consist primarily of compensation and related costs for management personnel, technical support employees and consultants who manage and maintain our service operations.

   Our sales expenses consist primarily of compensation and related cost for sales personnel. We sell our services and products through both our direct sales organization and our service providers. Our direct sales force is headquartered in Mountain View, California and supported by sales representatives based in several cities throughout North America and in our European sales office in the United Kingdom. Our European sales office is responsible for all European, Middle Eastern and African sales opportunities. The direct sales force consists of inside and outside sales representatives and is primarily responsible for expanding our customer base.

   Our marketing expenses consist primarily of the salaries and benefits for our advertising and promotions, marketing personnel, consulting fees and direct marketing expenses.

   Our research and development expenses consist primarily of salaries and benefits for research and development personnel, consulting fees, and development and test-related infrastructure. We expense research and development costs as they are incurred.

   Our general and administrative expenses consist primarily of expenses for finance, human resources, office operations, administrative and general management activities, including legal, accounting and other professional fees, travel expenses and other general corporate expenses.

   In connection with the granting of stock options to, and restricted stock purchases by, our employees through December 31, 1999, we recorded deferred stock-based compensation totaling approximately $4.0 million. This amount represents the difference between the exercise or purchase price, as applicable, and the fair market value of our common stock on the date these stock options were granted or purchase agreements were signed. This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis by charges to operations over the vesting period of the options consistent with the method described in Financial Accounting Standards Board Interpretation No. 28. The stock options and restricted stock purchases generally vest at a rate of 25% upon the first anniversary of the option grant date or restricted stock purchase date and 2.083% each month thereafter for three years. We expect to record additional substantial stock-based compensation for stock options granted subsequent to December 31, 1999. Amortization of the December 31, 1999 balance of deferred stock-based compensation will result in charges to total operating expense of $1.9 million in 2000, $0.8 million in 2001, $0.3 million in 2002 and $0.1 million in 2003.

Results of Operations

   The following table sets forth certain statement of operations data for the periods indicated as a percentage of total revenues.

                                                              Year Ended
                                                             December 31,
                                                            ------------------
                                                            1997   1998   1999
                                                            ----   ----   ----
Statement of Operations Data:
Revenues:
  Hosting and services.....................................   --%    31%    55%
  Licensing................................................  100     69     45
                                                            ----   ----   ----
    Total revenues.........................................  100    100    100
                                                            ----   ----   ----
Operating expenses:
  Cost of hosting and services.............................   --     --     18
  Operations...............................................   31     13     14
  Sales and marketing......................................  249    174    191
  Research and development.................................  245    127     63
  General and administrative...............................  134    101     67
                                                            ----   ----   ----
    Total operating expenses...............................  659    415    353
                                                            ----   ----   ----
Operating loss............................................. (559)  (315)  (253)
                                                            ----   ----   ----
Other income (expense):
  Interest income..........................................   21     11      7
  Interest expense.........................................   --     (1)    (2)
                                                            ----   ----   ----
    Total other income (expense)...........................   21     10      5
                                                            ----   ----   ----
Net loss................................................... (537)% (306)% (248)%
                                                            ====   ====   ====

Years ended December 31, 1999 and 1998

   Revenues. Revenues increased $2.8 million from $1.6 million in 1998 to $4.4 million in 1999. Of this amount, hosting and services revenues increased $1.9 million in 1999 primarily due to the launch of our new web conferencing hosted service model in July 1998. The full year availability of the hosted service model was primarily responsible for the increase in our customer count to approximately 340 at the end of 1999. Prior to launching the hosted service model, we sold perpetual software licenses for our web conferencing product, which included annual support and maintenance.

   Cost of hosting and services. Cost of hosting and services increased $0.8 million from a nominal amount in 1998 to $0.8 million in 1999. The increase was substantially due to the launch of our hosting model in July 1998. The new model required an increase in equipment purchases, network connectivity and co-location costs. We expect significant increases in all these expenses as we continue to build our customer service and technical support departments in anticipation of increased demand for our services. Cost of hosting and services in 1999 included a nominal royalty expense pursuant to the terms of our technology assignment from Xerox PARC, which provides for a royalty payment equal to 2% of total revenues, up to a maximum royalty of $1 million. We expect this royalty expense to increase substantially in 2000.

   Operations. Operations costs increased $0.4 million from $0.2 million in 1998 to $0.6 million in 1999. Excluding the $0.1 million in charges due to stock-based compensation, the remaining increase was primarily due to an increase in compensation and related costs for management personnel, technical support employees and consultants who manage and maintain our service operations. We expect significant increases in operations costs to support increased utilization by our customers.

   Sales and marketing. Sales and marketing costs increased $5.6 million from $2.8 million in 1998 to $8.4 million in 1999. Excluding the $0.6 million increase due to stock-based compensation, the remaining increase was a result of the growth in the number of sales and marketing employees, the establishment of our European sales office as well as an increase in the amount of advertising and promotional spending. Sales and marketing costs in 1999 also include a one-time charge associated with a warrant granted in connection with a marketing arrangement. We expect significant increases in our sales and marketing expenses as we expand our North American and international sales organizations, increase advertising and promotional activities, add marketing personnel and increase marketing programs.

   Research and development. Research and development costs increased $0.7 million from $2.1 million in 1998 to $2.8 million. Excluding the $0.1 million increase due to stock-based compensation, the remaining increase was associated with increases in hiring additional engineers as well as product expansion and new product development. We intend to continue to make substantial investments in research and development and anticipate that these expenses will continue to increase.

   General and administrative. General and administrative costs increased $1.2 million from $1.7 million in 1998 to $2.9 million in 1999. Excluding the $0.3 million increase due to stock-based compensation, the remaining increase was associated with the growth in employees, increased consulting services, the costs associated with the addition of office space, and equipment purchases. We expect increases in general and administrative expenses as we expand executive management, finance, human resources and other administrative functions required to support business and operate as a public company.

   As indicated above, we recorded approximately $1.1 million of stock-based compensation amortization expense, of which $0.1 million was included in operations costs, $0.6 million in sales and marketing expenses, $0.1 million in research and development expenses, and $0.3 million in general and administrative expenses. Amortization of the December 31, 1999 balance of deferred stock-based compensation will be approximately $1.9 million in 2000, $0.8 million in 2001, $0.3 million in 2002 and $0.1 million in 2003.

   Interest income, net. Interest income, net, remained constant at $0.2 million in 1998 and 1999. While interest income increased as a result of increased funds from fund raising activities, this increase was fully offset by higher interest expense from equipment financing activities.

Years ended December 31, 1998 and 1997

   Revenues. Revenues increased $1.0 million from $0.6 million in 1997 to $1.6 million in 1998. Revenues for 1997 were primarily generated from our software product license. The growth in revenues was due to increases in the number of customers and the launch of our hosted service model. Licensing revenues accounted for 69% of total revenues for 1998.

   Cost of Hosting and Services. Cost of hosting and services were nominal in both 1997 and 1998 as our primary business was the sale of software product licenses.

   Operations. Operations costs remained constant at $0.2 million in both 1997 and 1998.

   Sales and Marketing. Sales and marketing costs increased $1.3 million from $1.5 million in 1997 to $2.8 million in 1998. The increase was a result of the growth in the number of sales and marketing employees as well as an increase in the amount of advertising and promotional spending.

   Research and Development. Research and development costs increased $0.6 million from $1.5 million in 1997 to $2.1 million in 1998. The increase was associated with increases in hiring as well as product expansion and new product development.

   General and Administrative. General and administrative costs increased $0.9 million from $0.8 million in 1997 to $1.7 million in 1998. The increase was associated with the growth in employees, addition of office space and the costs associated with equipment purchases.

   Stock-based compensation included in general and administrative expenses was nominal in both 1997 and 1998.

   Interest income, net. Interest income, net, increased $0.1 million from $0.1 million in 1997 to $0.2 million in 1998. The increase was a result of increased funds from fund raising activity, partially offset by higher interest expense from equipment financing activities.

Quarterly Operating Results

   The following table presents our historical unaudited quarterly results of operations for our most recent five quarters. This data has been prepared on the same basis as our annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial results set forth therein. Our results of operations have fluctuated and are likely to continue to fluctuate significantly from quarter to quarter. Results of operations for any previous periods are not necessarily comparable to future periods.

                                                  Quarter Ended
                                   ------------------------------------------------
                                   Dec. 31,  Mar. 31,  Jun. 30,  Sep. 30,  Dec. 31,
                                     1998      1999      1999      1999      1999
                                   --------  --------  --------  --------  --------
                                                  (in thousands)

Statement of Operations Data:
Revenues:
  Hosting and services............ $   222   $   299   $   451   $   609   $ 1,074
  Licensing.......................     400       147       368       726       721
                                   -------   -------   -------   -------   -------
    Total revenues................     622       446       819     1,335     1,795
                                   -------   -------   -------   -------   -------
Operating expenses (1):
  Cost of hosting and services....       3        11        35       239       521
  Operations......................       6        69        86       148       316
  Sales and marketing.............     792     1,284     1,325     2,062     3,739
  Research and development........     526       577       645       755       801
  General and administrative......     434       452       387       587     1,474
                                   -------   -------   -------   -------   -------
   Total operating expenses.......   1,761     2,393     2,478     3,791     6,851
                                   -------   -------   -------   -------   -------
Operating loss....................  (1,139)   (1,947)   (1,659)   (2,456)   (5,056)
                                   -------   -------   -------   -------   -------
Other income (expense):
  Interest income.................      33        31        24        62       192
  Interest expense................      (8)      (23)      (26)      (30)      (30)
                                   -------   -------   -------   -------   -------
    Total other income (expense)..      25         8       (2)        32       162
                                   -------   -------   -------   -------   -------
Net loss.......................... $(1,114)  $(1,939)  $(1,661)  $(2,424)  $(4,894)
                                   =======   =======   =======   =======   =======

--------

(1)Includes charges for stock-based compensation.

                                            Quarter Ended
                             --------------------------------------------
                             Dec. 31, Mar. 31, Jun. 30, Sep. 30, Dec. 31,
                               1998     1999     1999     1999     1999
                             -------- -------- -------- -------- --------

As a Percentage of Total
 Revenues:
Revenues:
  Hosting and services......     36%      67 %     55 %     46 %     60 %
  Licensing.................     64       33       45       54       40
                               ----     ----     ----     ----     ----
    Total revenues..........    100      100      100      100      100
                               ----     ----     ----     ----     ----
Operating expenses:
  Cost of hosting and
   services.................     --        3        4       18       29
  Operations................      1       15       11       11       18
  Sales and marketing.......    127      289      162      154      208
  Research and development..     85      129       79       57       45
  General and
   administrative...........     70      101       47       44       82
                               ----     ----     ----     ----     ----
   Total operating
    expenses................    283      537      303      284      382
                               ----     ----     ----     ----     ----
Operating loss..............   (183)    (437)    (203)    (184)    (282)
                               ----     ----     ----     ----     ----
Other income (expense):
  Interest income...........      5        7        3        4       11
  Interest expense..........     (1)      (5)      (3)      (2)      (2)
                               ----     ----     ----     ----     ----
    Total other income
     (expense)..............      4        2       --        2        9
                               ----     ----     ----     ----     ----
Net loss....................   (179)%   (435)%   (203)%   (182)%   (273)%
                               ====     ====     ====     ====     ====


   Revenues have increased in each consecutive quarter presented, exclusive of the first quarter of 1999. During that quarter, the effect of our shifting focus toward a hosting services model had a negative effect on our licensing revenues. The growth in revenues during the second, third and fourth quarters of 1999 was primarily due to higher hosting and services revenues as we substantially increased our sales and marketing activities.

   Operating expenses have generally increased in each quarter to support increased utilization of services and products by our customers. Sales and marketing expenses in the first quarter of 1999 were higher compared to the fourth quarter of 1998 and the second quarter of 1999 due to increased direct marketing and consulting expenses. General and administrative expenses increased in the third and fourth quarters of 1999, primarily due to investments in administrative infrastructure to support increased utilization of our services. Amortization of stock-based compensation was mostly recognized in the fourth quarter of 1999, resulting in further increases in sales and marketing expenses and general and administrative expenses.

   Our quarterly operating results are difficult to predict. Due to any number of factors, our future quarterly operating results may fluctuate and may not meet the expectations of investors or securities analysts who may initiate coverage, which may cause the price of our common stock to decline. Some of the factors that may contribute to fluctuations in our operating results include the following:

  .the inability to deliver our hosted service;
  .the loss of a major customer or communication service provider or the failure to attract new customers;
  .many of our expenses, such as salaries, rent, advertising and hosting facilities, have fixed minimums;
  . lower revenues than expected;
  . downward pressure on prices paid by our business customers, as a result of competition or other factors, which could reduce our quarterly revenues even if we maintain or increase the number of sales;
  . our ability to upgrade, develop, maintain and have available our services, systems and infrastructure in a timely manner, and the related costs and expenditures related to such activities; and
  . the timing of a significant marketing campaign.

   Because our customers do not have long-term obligations to purchase services from us, our revenues and operating results depend upon the volume and timing of customer orders and payments. We historically have received payments in advance for our services and products and have deferred these revenues over a fixed period of time, generally for a period of one year. If we modify our billing and payment practices, or our periods of services to cycles shorter than one year, the resulting effect would be to reduce deferred revenue, and if investors or securities analysts who may initiate coverage fail to understand this modification, such investors or analysts may perceive this change as additional fluctuations in our operating results which may cause the price of our stock to decrease.

Provisions for Income Taxes

   No provision for federal and state income taxes was recorded as we incurred net operating losses from inception through December 31, 1999. Due to the uncertainty regarding the ultimate utilization of the net operating loss carry forwards, we have not recorded any benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. In addition, sales of our stock, including shares sold in this offering, may further restrict our ability to utilize our net operating loss carry forwards.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily from the sale of our preferred stock and, to a lesser extent, proceeds from bank loans. During 1997 we sold $5.0 million in series B preferred stock. During 1998 we sold an additional $5.0 million in series B preferred stock. During 1999 we sold an additional $0.2 million in series B preferred stock. In September 1999, we sold $18.8 million in series C preferred stock.

   Net cash used by operating activities was $3.6 million in 1997, $4.3 million in 1998 and $4.7 million in 1999. In 1997 and 1998, net cash used was primarily due to our 1997 net loss of $3.3 million and our 1998 net loss of $5.0 million. In 1999, net cash used was primarily due to our 1999 net loss of $10.9 million and an increase in accounts receivable of $2.3 million, partially offset by increases of $4.5 million in deferred revenue and $1.2 million in accounts payable. A significant portion of the outstanding accounts receivable at year end was billed during the last quarter for services which will occur generally over a one-year period from the date of billing, resulting in a corresponding increase in deferred revenue.

   Net cash used for investing activities was $0.2 million in 1997, $0.1 million in 1998 and $2.6 million in 1999. The cash used in investing activities related to purchases of property and equipment. The equipment was primarily for computer workstations used for product development, product demonstrations and customer support, facilities improvements and infrastructure and equipment required for hosting our services. Property cost increases were related to the relocation of our corporate offices.

   Net cash from financing activities was $5.0 million in 1997, $5.4 million in 1998 and $18.8 million in 1999. Cash provided by financing activities resulted primarily from proceeds of preferred stock sales and borrowings under a note payable.

   As of December 31, 1999, we had a bank revolving line of credit of up to $750,000, bearing interest at the bank's prime rate plus 1% per annum, which was 9.5% as of December 31, 1999. Borrowings from the line will be collateralized by substantially all of our assets. In January 2000, we increased the borrowing capacity of this line up to $2.5 million, with an extension of the maturity date to January 24, 2001. We currently have not drawn on this line.

   As of December 31, 1999, we had $1.1 million available under an arrangement with a financing corporation for a lease line of credit. We have financed the acquisition of property and equipment, primarily computer hardware and software for our increasing employee base, as well as for our management information systems, primarily through capital leases. We currently expect capital expenditures of between $4 million and $6 million in 2000. As of December 31, 1999, we had no material commitments for capital expenditures.

   We expect to continue to experience growth in our operating expenses. We anticipate that operating expenses and planned capital expenditures will continue to be a material use of our cash resources, including a significant use of the cash raised in this offering. In addition, we may utilize cash resources to fund acquisitions or investments in other businesses or technologies. We believe that available cash and cash equivalents and the net proceeds from the sale of the common stock in this offering will be sufficient to meet our working capital and operating expense requirements for at least the next 12 months. After that period, we may require additional funds to support our working capital and operating expense requirements or for other purposes and may seek to raise these additional funds through public or private debt or equity financings. There can be no assurance that this additional financing will be available, or if available, will be on reasonable terms.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our consolidated financial position, results of operations, or cash flows. We will be required to adopt SFAS No. 133 in fiscal 2001.

   In March 2000, the Emerging Issues Task Force (EITF) published their consensus on EITF No. 00-2, Accounting for Web Site Development Costs, which require the following accounting for costs related to development of web sites:

  . Costs incurred in the planning stage, regardless of whether the planning activities relate to software, should be expensed as incurred;

  . Costs incurred during the development of web site applications and infrastructure involve acquiring or developing hardware and software to operate the web site, including graphics that affect the look and feel of the web page. All costs relating to software used to operate a web site should be accounted for under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, (SOP 98-1). However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to FASB Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed (SFAS No. 86);

  . Costs paid for web site hosting services generally would be expensed over the period of benefit; and

  . Costs incurred in operating the web site, including training, administration, maintenance, and other costs, should be expensed as incurred. However, costs incurred in the operation stage that involved providing additional functions or features to the web site should be accounted for as new software. Such costs should be capitalized or expensed based on the requirements of SOP 98-1 or SFAS No. 86, as applicable.

   We will be required to adopt EITF No. 00-2 in fiscal quarters beginning after June 30, 2000, although earlier application is encouraged. To date, we have not entered into activities covered by EITF No. 00-2, as all software developed internally has been offered under license to customers.

   In March 2000, the EITF published their consensus on EITF No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF No. 00-3 states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. Our hosting arrangements generally do not allow customers the contractual right to take possession of the software without significant penalty. We do not expect that the adoption of EITF No. 00-3 will have a material impact on its consolidated financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, as amended by SAB 101A, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We will adopt SAB 101 effective April 1, 2000. We do not expect the adoption of SAB 101 to have a material effect on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosure About Market Risk

   The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds and government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 1999, all of our cash and cash equivalents were in money market and checking funds.

   We have operated primarily in the United States, and all sales have been made in U.S. dollars. Accordingly, we have not had any material exposure to foreign currency rate fluctuations.

                                    BUSINESS

Overview

   PlaceWare enables businesses to conduct real-time, interactive communications, or web conferences, over the Internet. Businesses use our web conferencing services and products as strategic tools to improve productivity and efficiency, and enhance business opportunities.

Industry Background

Business-to-Business Communications

   Businesses today are operating in an environment that can be characterized by rapid change and increasingly complex business interactions with customers, partners, vendors and employees. Advances in technology have created broad market opportunities, but have also accelerated the pace at which competitors have entered the market. True global competition has emerged and businesses are required to bring new services and products to market faster and provide superior customer support to remain competitive. To successfully compete in this new environment, businesses must effectively communicate with their geographically distributed base of customers, partners, vendors and employees.

   Companies have historically relied on in-person meetings and traditional business collaboration technologies, such as audio conferencing and video conferencing, to communicate. These means of communication, either individually or in combination, have a number of limitations, including:

   Opportunity Cost of In-person Meetings. As customers, partners, vendors and employees grow increasingly distributed geographically, holding in-person meetings with these constituencies requires greater travel time and expense. While actual travel expenses are not insignificant, the time lost to travel may represent the true opportunity cost to a company. When personnel are travelling to or from meetings, businesses lose opportunities to engage in the type of collaborative and real-time interactions with others that are necessary to build and strengthen customer and partner relationships and improve employee productivity.

   Lack of Visual Content in Audio Conferencing. While audio conferencing offers broad accessibility and real-time interaction, it supports only voice communication and lacks support for other critical elements of effective business collaboration, including rich visual content necessary to better comprehend information that participants are attempting to convey. In addition, as content becomes more complicated and the number of people participating on a conference call increases, it becomes difficult to follow the presenter, increasing confusion and hindering participant interaction. Finally, real-time collaboration is difficult since any changes or clarifications discussed verbally cannot be visually incorporated and reviewed by the group in real-time.

   Limited Availability, Complexity and Expense of Video Conferencing. The lack of widespread availability, technical limitations, such as minimum bandwidth requirements, latency and limited resolution of visual content limit the effectiveness of video conferencing. In addition, video conferencing is costly and complex to install, implement and maintain, and often requires a dedicated video conferencing hosting facility and internal technical assistance, further limiting the number of occasions in which it can be used.

The Emergence of the Internet as a Tool for Business-to-Business Communications

   The Internet has emerged as a global medium for communication and commerce. According to International Data Corporation, or IDC, the number of web users worldwide is expected to grow from 239 million at the end of 1999 to 602 million by the end of 2003. Since the Internet has become more accessible, functional and widely used, it has emerged as an effective communications and collaboration vehicle for businesses of all sizes to create new revenue opportunities by enhancing their interaction with new and existing customers. IDC estimates that worldwide commerce over the Internet conducted by businesses is expected to increase from approximately $97 billion in 1999 to $1.4 trillion in 2003. As such, businesses are increasing resources devoted to applications that enable businesses to leverage the power and accessibility of the Internet to communicate more effectively with customers, partners, vendors and employees.

   The Internet possesses a number of unique characteristics that differentiate it from traditional media. It allows users to communicate or access information from almost anywhere, use interactive content on a real-time basis and communicate instantaneously with individuals or groups. Despite the availability and use of Internet-based communications tools, such as e-mail, instant messaging and webcasting, these tools have several important limitations when used for business-to-business communications:

   E-Mail. E-mail is widely used as a tool for asynchronous business communications. However, it is primarily a text-based solution with a limited ability to facilitate real-time interactive collaboration.

   Instant Messaging. Instant messaging is used primarily as a mechanism for consumer communications. Its ability to enable business communications is limited, because it is text-only and designed to work effectively only for one-to-one or one-to-few communications.

   Webcasting. Broadcasting of audio and video content over the Internet for larger group communications through streaming media has become popular in consumer applications. Its limitations include a lack of two-way interactivity, limited resolution of visual content, high production costs, difficulty in traversing corporate firewalls and limited reliability for bandwidth intensive audio and video streaming.

Trend Towards Outsourced Applications

   In addition to facilitating communications, the Internet has created widespread opportunities for software companies to host applications from a centrally managed facility. This allows customers to avoid the need to devote internal resources to install, maintain and continually upgrade applications. By outsourcing these applications, businesses can more quickly realize the benefits that they offer. Forrester Research estimates that the market for application hosting services will increase from $933 million in 1999 to over $11 billion in 2003.

Market Opportunity

   According to IDC, one of the most rapidly growing segments of the application services market is collaboration services, or services that allow geographically dispersed individuals to communicate, interact and work together. Collaboration services combine Internet-based communications with dynamic and interactive content on a real-time basis. The web-based hosted model is well suited for collaboration services largely due to the fact that it enables businesses to deploy these services rapidly without requiring valuable internal resources.

   Forrester Research has identified web conferencing as one of the fastest growing segments of the collaboration services market. In their survey of Fortune 1000 companies, 70% of all respondents indicated they would use web conferencing by the year 2001. Web conferencing leverages customers existing voice and data infrastructure, which facilitates widespread deployment. It provides businesses with the ability to communicate verbally while sharing rich visual content on a real-time basis over Internet connections with speeds as low as 28.8Kbps. Web conferencing enables businesses to increase their reach and cost-effectively communicate time-sensitive and important information to constituencies within and outside the company.

The PlaceWare Solution

   We are a leading provider of comprehensive web conferencing services and products that enable businesses to conduct real-time, interactive meetings and presentations over the Internet. Our services and products are designed to overcome some of the limitations of traditional business collaboration technologies and today's Internet-based communications tools. Some of the ways in which our customers utilize our services include sales and marketing activities, such as new product launches, seminars and product demonstrations and corporate communications, such as investor communications and employee meetings.

   We provide our customers with web conferencing services that can be delivered either as a hosted application service or as an in-house software application. Customers that choose to host their applications on the web are not required to install, maintain and upgrade software. Additionally, our hosted service is designed to reduce customers' administrative burden of deploying web conferencing.

Strategic Benefits

   Extend Communications Reach. Our services enable users to reach people located at a distance, and to reach more people in total, because of a reduction in the time required for travel.

   Enhance Communications Effectiveness. The visual component and real-time interactive nature of our services are intended to improve the understanding and retention of meeting content.

   Shorten Sales Cycles and Accelerate Time To Market. Our services enable customers to communicate more quickly and effectively with both internal and external parties, and streamline and accelerate sales and other business processes throughout an entire organization. This can mean shorter sales cycles, quicker time to market for product development efforts, faster sales and distribution channel training and more effective customer communication.

Services and Products Benefits

   Ease of Use. Our services are designed to be easy to use both by our customers and their conference participants. Presenters who are accustomed to using standard presentation software and end-users who are familiar with web browsers are able to use our services without the need to install additional software or hardware. Moreover, our services operate effectively without requiring high-speed access to the Internet.

   Highly Scalable and Reliable. Our proprietary hosting infrastructure technology, iVault, is designed to be highly scalable and reliable and to enable us to quickly react to the increasing demands of our clients. Our system is designed to be expanded to enable thousands of concurrent meetings and up to 2,500 users in a single web conference. We have designed our services to enable content to be presented securely and viewed only by individuals and organizations that are authorized to have access to it. Our services enable business users to communicate through most corporate firewalls and participate in web conferences without requiring any policy changes or physical changes to the firewalls or proxy servers.

   Simple to Purchase and Deploy. Our hosted services rely upon the existing infrastructure that is generally ubiquitous throughout an organization, including an Internet-enabled personal computer and a telephone. Users can subscribe to some of our services, schedule meetings, load content and conduct meetings within minutes without the assistance of a customer service or technical support representative.

   Real-Time Interactivity with Rich Visual Content. We provide customers with the ability to conduct web conferences in real-time using rich visual content. Real-time interactivity includes shared whiteboard with annotations, polling and the ability to have multiple presenters and moderators answering questions from conference participants.

The PlaceWare Strategy

   Our objective is to be the leading provider of web conferencing services. Key elements of our strategy to achieve this objective include:

   Promote web conferencing and increase our brand recognition. Our goal is to promote web conferencing, in general, and to establish our services as the most reliable and well-known web conferencing services for business communications. We are promoting web conferencing and intend to increase our brand awareness through the use of our web site, branding campaigns and selected media events. We have also established relationships with major audio conference service providers, Internet portals and application service providers that offer our services through co-branding arrangements, thereby enhancing the recognition of our brand and increasing our customer base. We plan to increase our co-branding relationships and continue to promote our client success stories through the use of case studies, technical papers and regular briefings with industry analysts.

   Expand our business development and sales and marketing efforts. We have relationships with a number of major Internet, communications and conferencing service providers, including Conference Plus, Inc., Envoyglobal.com, General Dynamics Corporation, Hewlett-Packard Company and Sprint. These service providers offer our services to their customers either as an independent, value-added service or as a bundled service to their own product offerings. We intend to continue to expand the scope of our existing relationships and build additional relationships to leverage their strong sales, marketing and engineering capabilities as well as their large, established customer bases. We also intend to broaden our sales and marketing efforts by increasing the size and geographic reach of our direct sales force and adding additional sales and marketing personnel to focus on further penetration of our existing customer base.

   Increase our customers' utilization of our existing services. We have over 340 direct customers. In addition, our services are used by the customers of our service providers. Our web conferencing services are typically used for medium to large size meetings and presentations, such as sales training, new product launches and web seminars, and have typically been adopted by one or more departments within each customer's enterprise. We intend to increase the utilization of our services by existing customers by promoting the services to other groups and departments within those existing customers and by demonstrating the benefits of our services and products for medium and smaller group meetings.

   Extend and expand our service offerings. We intend to leverage our web conferencing, collaborative computing and technology expertise to develop new services, applications and features that will enable us to make online meetings and presentations as effective as in-person meetings. Our recently introduced Conference Center 2000 contains a number of enhancements designed to make our services both easier to use and administer. We intend to continue to enhance our services while maintaining and improving their usability, scalability and reliability. We plan to make it even easier for customers to subscribe to our services by introducing self-service tools to enable our customers to pay for web conferencing services over the Internet.

   Continue to increase the scalability and reliability of our web conferencing services. Our proprietary hosting infrastructure technology is designed to be expanded to enable thousands of concurrent meetings and up to 2,500 users in a single web conference. We intend to continue to invest in our hosting infrastructure and related services to maintain and enhance the usability, scalability, security and reliability of our services as well as increase the aggregate number of customers who can attend conferences simultaneously. We intend to add industry standard encryption support.

   Leverage and extend our technology base. Current efforts are underway to more tightly integrate our technology with third party services and applications, including streaming audio and video, audio bridges, e-mail and scheduling and reservation applications. We also plan to integrate Internet protocol voice and video when they become more reliable for business communication use.

   Pursue Strategic Acquisitions. We intend to pursue acquisitions of businesses, products, services, technologies, and distribution channels that are complementary to our existing business to expand our position in the web conferencing market. Although we have no present commitments or agreements regarding any acquisitions, we believe that there are many acquisition candidates that could enhance our position in this market.

Services, Products and Capabilities

   Our web conferencing services enable our customers with an Internet-enabled personal computer and a telephone to conduct real-time interactive meetings and presentations with rich visual content over the Internet. Web conferencing enables effective communication, coordination and collaboration among customers, partners, vendors and employees in many sales, marketing and other business contexts. We provide a comprehensive suite of services and products that offer web conferencing capabilities to companies, individuals, Internet portals, service providers and resellers. Our suite of services are currently based on our Conference Center 2000 technology and our proprietary iVault hosting infrastructure technology.

                              [CHART APPEARS HERE]
Web conferencing    Corporate   Service    Portal
   Services         E-Service   Provider   E-Service   MyPlaceWare
                                E-Service
 Technology
 Platform                   Conference Center 2000
   Hosting              iVault Hosting Infrastructure
environment

Service Offerings

   We offer customers and service providers the option to subscribe to an annual hosted service or to rent our software for their web conferencing requirements. Our services are delivered to customers in four separate editions: Corporate E-Service; Service Provider E-Service; Portal E-Service; and MyPlaceWare.

   Corporate E-Service. Our Corporate E-Service enables businesses of all sizes to use web conferencing as a new medium for business communications. The Corporate E-Service is a multi-user version of the service. An administrator can authorize as many users of the system as appropriate. Users are then able to access the full capabilities of the Corporate E-Service, including meeting provisioning, scheduling and reports.

   Service Provider E-Service. Our Service Provider E-Service enables service providers, such as audio conference service providers or streaming audio providers, to bundle web conferencing with their existing services, and offer a co-branded solution. The Service Provider E-Service offers a software programming interface that enables service providers to integrate our web conferencing service with existing proprietary reservations, scheduling and billing systems. Conference Plus, Inc., Envoyglobal.com, General Dynamics Corporation, Hewlett-Packard Company and Sprint have licensed our software and deliver a co-branded web conferencing service to their customers.

   Portal E-Service. Our Portal E-Service enables an Internet portal to incorporate a self-service, web conferencing capability to its existing suite of services. The Portal E-Service allows for co-branding and also varying levels of service integration, including billing, user registration and login. For example, Autodesk is offering a co-branded service to enable their authorized training centers to deliver training courses over the Internet.

   MyPlaceWare. MyPlaceWare is a self-service, web conferencing service that offers many of the features available through Corporate E-Service. MyPlaceWare enables registered members to host web conferences with up to five people and is currently offered free of charge. Over 15,000 people have subscribed to this service since its launch in October 1999. We intend to enhance MyPlaceWare to enable members to subscribe to a paid service. This service will enable customers to host meetings and presentations with more than five people and have enhanced features, including the ability to store and retrieve presentation materials and record actual meetings and presentations for future viewing.

Technology Infrastructure

   These service offerings are primarily based on our Conference Center 2000 technology.

   Conference Center 2000. Conference Center 2000 was announced in January 2000 and became available to selected users in February 2000 and will become generally available in March 2000. Conference Center 2000 is the latest generation of our technology and is offered as a hosted communications e-service that can be turned on the same day as receipt of an order. It enables a presenter to quickly and easily upload any standard presentation or other supported file type on their computer and begin presenting in a web conference. Individuals authorized on Conference Center 2000 can use the service to hold meetings and presentations over the Internet with up to 2,500 participants.

   Conference Center 2000 offers two virtual meeting environments that address different meeting and presentation needs. Web Meeting Places are designed for small group collaborative meetings and enable some or all of the participants to collaborate on a real-time basis. Auditorium Places are uniquely designed to meet the needs of large group presentations and include real-time interactive features, such as audience feedback indicators and text chat and other features which enable polling of participants and moderated questions and answers.

   Conference Center 2000 features include:

  . Real-time Interactive Meetings with Rich Visual Content. Conference Center 2000 enables presenters to deliver real-time, interactive presentations with rich visual content over the Internet.

  . Scheduling, Invitation and Personal Calendar. Scheduling and invitation features enable authorized users to quickly and easily schedule web conferences, and together with the customers' e-mail system, generate meeting-specific invitations to send to audience members. The invitation feature integrates with e-mail tools, such as Microsoft Outlook, or other browser-based, e-mail programs. A personal calendar of meetings scheduled by the user is the default home page for each user.

  . Meeting Provisioning. Users can set up as many meetings as needed to fulfill their specific requirements. Users can customize each meeting for the number of attendees, time, date, time zone, type of meeting room and type of security policy.

  . Content Persistence and Security. All presentation material uploaded into our service remains available until the user chooses to delete it, enabling them to reuse content for multiple presentations. Web Meeting Places or Auditorium Places are protected by a variety of user specified security policies which prevent unauthorized users from viewing content.

  . Meeting Reports. Users can obtain detailed meeting reports, including reports for individual meetings and summary level reports on meetings scheduled, users, attendance, capacity utilization and future reservations. These reports can be exported to third party applications, such as Excel or corporate sales or marketing databases.

  . Record and Playback of Meeting Content. The audio and visuals of any meeting can be recorded for later playback by those who could not attend or want additional reinforcement. Recordings can have security controls to permit access to authorized personnel only.

   Conference Center 2000 is based on the iVault hosting infrastructure, which is designed to deliver reliable, highly scalable, fault-tolerant web-based services.

   iVault Hosting Infrastructure. Our hosted servers are physically located at Exodus Communications in Santa Clara, California. Exodus provides fully redundant Internet access with an aggregate network capacity of over 17 gigabits per second. Additionally, Exodus provides power, climate control and monitoring services 24 hours per day, seven days per week. We intend to add a similar facility in Europe within the next 12 months. Our internal network operations are managed by experienced personnel who provide operations and database administration support 24 hours per day.

   Our proprietary technology leverages our scalable architecture and runs on Sun Microsystems and Hewlett-Packard, Intel-based servers. These servers are connected to the Internet through several 100-megabit network connections. Our production and internal networks are protected by a firewall system. We have also implemented a secure link between our hosting service and our corporate office facility that allows direct access to our data center systems, enabling timely system administration.

   Conference Center 3.5. Conference Center 3.5 was until recently our flagship service and product offering. Conference Center 3.5 is currently available to our customers seeking to obtain the software for deployment within their organization, and for service providers wishing to host their own web conferencing service.

   PlaceWare Development Kit. Our PlaceWare Development Kit is an application developer's kit that enables resellers to build web-based collaborative applications on top of our technology. Two resellers, General Dynamics and Hewlett-Packard, have developed applications based on this technology, which they license into targeted market segments. General Dynamics builds InfoWorkSpace, a collaborative application, licensed to the Department of Defense. Hewlett-Packard has developed the HP Virtual ClassRoom application which they offer as a service to the corporate training market.

Event Services and Customer Support

   We provide our customers with event management services that can be tailored to their particular needs. These services include web conferencing services, presenter training, web-based audience registration, event moderation and technical support services. We also resell audio conferencing and audio streaming services from third party service providers.

   We offer online classes and on-demand recordings using our services to provide knowledge and skills to successfully deploy, use and maintain our services and products. These training classes include material presenters, moderators, event managers and system administrators.

   Our hosted service agreement and annual maintenance agreement provide customers access to new product enhancements and technical support. We also offer customer support to resolve technical and user issues by phone and e-mail.

Customers

   We began providing web conferencing in June 1997 and as of December 31, 1999, had over 340 customers. Our customers consist of a diverse group of companies operating in many industries worldwide, ranging from Fortune 1000 to small private companies. In addition, we provide co-branded web conferencing technology and services to our communications service providers. During 1999, General Dynamics accounted for 27% of our revenues. No other customer accounted for more than 10% of our revenues in 1999.

   Below is a list of our top customers as of March 1, 2000, based on the number of authorized concurrent users in each of the categories listed below:

Internet Software and       Rational Software            DHL Worldwide Express
Services                     Corporation                 Dow Jones & Company,
AltaVista Company           Remedy Corporation            Inc.
Ariba, Inc.                 SalesLogix Corporation       Dun & Bradstreet
AXENT Technologies, Inc.    Symantec Corporation          Corporation
BEA Systems, Inc.           Veritas Software             FedEx Corporation
                             Corporation

BroadVision, Inc.           Computer Hardware,           Ingram Micro, Inc.
CacheFlow Inc.              Semiconductors and           Network World, Inc.
Excite@Home Network         Networking                   Rosenbluth
Hyperion Solutions Corp.    Amdahl Corporation            International
                                                         PC Week

Netscape/AOL-America        Cisco Systems, Inc.
 Online, Inc.               EMC Corporation              Manufacturing/Other
USWeb/CKS Corporation       Encanto Networks, Inc.       Child Health
Vignette Corporation        Hewlett-Packard Company       Corporation
Web Hire, Inc.                                            of America

                            International Business
Financial Services           Machines Corporation        Epic Learning, Inc.
American International      Motorola, Inc.               General Dynamics
 Group, Inc.                Sun Microsystems, Inc.        Corporation
Bank of Montreal            Unisys Corporation           General Electric
Bank One Corporation        Xilinx Inc.                   Plastics

The Charles Schwab          Professional Services        GTE Corporation
 Corporation                Andersen Consulting          KnowledgeNet
Dain Rauscher Corporation   Andersen Worldwide           KRM Information
J.P. Morgan & Co.           The Boston Consulting         Services, Inc.
 Incorporated                Group                       Morrison Knudsen
Morgan Stanley Dean         Gartner Group, Inc.           Corporation
 Witter & Co.               GIGA Information Group,      The Procter & Gamble
Paine Webber Group Inc.      Inc.                         Company
T Rowe Price Associates,    Grant Thornton               Telcordia
 Inc.                        International                Technologies Inc.
                                                         Xerox Corporation

TD Waterhouse Group, Inc.

                            International Data
Computer Software            Corporation                 Service Providers
Autodesk, Inc.              Lippert/Heilshorn &          Activate.net
Cadence Design Systems,      Associates                   Corporation
 Inc.                       Mainspring                   Conference Plus, Inc.
Eprise Corporation           Communications, Inc.        Envoyglobal.com
Informix Corporation        Miller Shandwick             Gemisis
                             Technologies

J.D. Edwards & Company      Business Services            Geoconference
JetForm Corporation         ABC Radio                    Hugin Expert
Microsoft Corporation       Corporate Software and       MCI WorldCom, Inc.
Oracle Corporation           Technology, Inc.            Sprint
Parametric Technology
 Corporation

Selected Customer Profiles


 Customer           Profile
-------------------------------------------------------------------------------
 Autodesk           Autodesk initially selected our services to deliver real-
                    time web seminars for marketing its geographic information system software solutions. Their first web conference
                    series consisted of 24 real-time online seminars conducted twice per week. Since September 1999, Autodesk has reached over 4,500 people around the world, and has had
                    approximately 500 people in a single web seminar. Most of
                    these attendees were people who otherwise would not take
                    the time to attend a seminar in-person.

                    Autodesk currently uses our services for distribution channel, partner and customer communications in its learning and training department. Autodesk selected our service as its enterprise-wide web conferencing standard in February 2000. They have also selected our Portal E-Service as the basis for a co-branded service endorsed by the their learning and training department for the delivery of eLearning courses through their authorized training centers and distribution channel partners.

-------------------------------------------------------------------------------
 International Data IDC, a division of International Data Group, selected our
  Corporation (IDC) services in May 1999, as their new medium for delivering customer research presentations online through web
                    conferences. IDC used our service to train their lead
                    analysts in more than 40 countries worldwide as well as
                    their sales and marketing teams. IDC then launched a
                    monthly web conference series, where IDC's leading industry analysts speak to a worldwide audience of as many as 300
                    people over the Internet.

-------------------------------------------------------------------------------
 GTE                GTE uses our services in numerous ways to enhance its
                    ability to communicate with its customers, investors and
                    employees. GTE has selected our services to deliver real-
                    time presentations of financial information to its global
                    audience of investors and analysts. GTE held its first
                    investor web conference to describe its $3.27 billion
                    acquisition of Ameritech's wireless assets last year, and
                    has used our services in several subsequent analyst
                    briefings. These real-time, dynamic events attracted a
                    number of key GTE investors and analysts. GTE currently
                    uses our services to facilitate communications among
                    employees within the company.



Sales and Marketing

   We sell our services and products through both a direct sales organization and our service providers. We target companies looking to enhance their business-to-business communications effectiveness. Our direct sales force is headquartered in Mountain View, California, and we have sales representatives based in several cities throughout North America. We have a European sales office located in the United Kingdom that is responsible for all European, Middle East and African sales opportunities. Asian sales opportunities are handled through our headquarters. The direct sales force consists of inside and outside sales representatives and is responsible for acquiring new customers. We intend to increase the size of our domestic and international sales force.

   We also sell through our service providers, which include Conference Plus, Inc., Envoyglobal.com, General Dynamics Corporation, Hewlett-Packard Company and Sprint. These companies maintain direct sales organizations that sell our services, often bundled with audio conferencing or other services. We have sales personnel who help our service providers in selling our services.

   Our marketing strategy is to build and promote our brand, to grow awareness and demand for the web conferencing category and to generate qualified leads for our sales force. We focus our marketing efforts on sales, marketing and corporate communications applications inside high technology, financial services and professional services companies. We rely on a range of available marketing avenues to pursue our objectives and educate our target markets, including print advertisements, billboards, online seminars, e-mail newsletters, targeted permission-based e-mail and web banners, targeted direct mail, trade shows, marketing promotions, press and industry analyst relations programs, our web site and selected media events. We publish collateral materials to support the sales process, including a company brochure, feature data sheets, technology white papers and customer case studies.

   As of December 31, 1999, we had 32 sales and marketing professionals, including sales engineers, account managers and service provider sales executives.

Research and Development and Operations

   We have assembled a team of skilled operations and engineering personnel with extensive experience in the fields of software development, applications and user interface design and testing, Internet software, collaborative computing, network system design and network operations.

   Our research and development process is driven by the availability of new technology, market demand and customer feedback. We have invested significant time and resources in creating a structured process for undertaking all development projects. This process involves all functional groups and all levels in the company. Following an assessment of market demand, our research and development team develops a full set of comprehensive functional product specifications based on input from the product management and sales organizations. We are continuing to invest in the development of the Conference Center 2000 web conferencing service and our iVault hosting infrastructure.

   Our operations team designs, monitors, and supports the iVault hosting infrastructure. They specify network system design, architect and build the network operations center, and provide ongoing 24 hours per day, seven days per week support. The operations team also provides technical support for our customers.

   As of December 31, 1999, we employed 18 people in research and development, and 9 people in operations.

Technology

   Our web conferencing technology was originally developed at Xerox PARC and was assigned to us in 1996. Our web conferencing technology enables a wide variety of business collaboration applications. It is designed to deliver scalable, reliable, real-time interactivity with minimal latency over the Internet. Our technology is designed to accommodate the transmission of data and voice over the Internet at connection speeds as low as 28.8Kbps and to support user access through corporate firewalls and web proxy servers. Our technology efforts focus on developing the key proprietary components of the underlying communication and collaboration infrastructure. In addition, we utilize existing products and services and industry standards when appropriate to enhance our services.

Real-time Collaboration Technology: PSOM.

   Persistent Shared Object Messaging is the set of core proprietary component technologies our applications are built upon. PSOM is an object-oriented technology with several unique advantages over other contemporary development technologies. PSOM was specifically architected for enabling scalable, reliable, secure, real-time interaction and collaboration over the often congested Internet.

   PSOM offers the following advantages:

   Persistence. PSOM objects automatically have persistence, thus the objects are preserved with no additional programming efforts across different invocations of the application and across service interruptions. This capability enables faster development times of real-time collaborative applications and increases our service reliability by ensuring key information and content is preserved.

   Shared objects. Every client and the server have a copy of each shared object, thereby allowing any change to an object to be immediately displayed and quickly sent to all other copies of the object. Changes made to a shared object at the same time by different users are quickly exchanged over the Internet and synchronized at each client. This capability enables the delivery of real-time interactivity with minimal latency over the Internet.

   Messaging. The messaging subsystem automatically adapts to both the type of firewall connections and speed of the connections. Messages between the browser-based client and the server are grouped together and immediately sent over the Internet without waiting for the results from prior sent messages to be returned. This capability enables the traversal of firewalls, minimizes bandwidth utilization, optimizes performance based on the speed of each individual connection, and supports our ability to scale up to 2,500 simultaneous users.

   We utilize a number of industry standard technologies including Java, C++, JavaScript, Visual Basic, and HTML languages, widely used Internet network protocols, audio and video streaming technologies from Microsoft and RealNetworks, and Microsoft Internet Explorer and Netscape Navigator browsers. Use of Java on browsers provides audience members with both universal accessibility and immediate access because no software needs to be installed on an Internet-enabled personal computer prior to using the service to attend a meeting or a presentation.

Scalable, Reliable Infrastructure: iVault.

   iVault is the proprietary carrier-class architecture our applications run on to deliver our services to our hosted customers and service providers. The architecture divides the applications processing into several functions, with each function running on a separate set of servers, including one or more backup units. This architecture enables the service to provide redundancy in the event of a server failure by diverting to a backup unit and allows us to incrementally increase service capacity by adding additional servers as the usage of our service increases.

   iVault uses off-the-shelf networking systems including Cisco Systems routers, switches and local director, Sun Solaris on Sun Microsystems Unix-bases servers, Windows NT on Hewlett-Packard, Intel-based servers, and content storage on Network Appliance file servers. This equipment is physically located at our set of cages at Exodus Communications Internet co-location facility in Santa Clara, California. Exodus provides our data center redundancy through multiple Internet connections, fully redundant power on the premises, multiple backup generators, and around-the-clock systems management with onsite personnel trained in the areas of networking, Internet, and systems management. Use of these products and services helps to ensure the best overall service levels are supplied to our customers and service providers.

Competition

   The market for web conferencing services is intensely competitive, rapidly evolving and subject to technological change. We expect competition to increase significantly in the future as new and existing competitors seek to provide web conferencing services and products.

   We believe the principal factors affecting the competitive environment include a significant base of referenceable customers, the quality and performance of the service, including scalability, reliability and security, product features, customer service, core technology, the quality of the event services offering, price and the value of a given service. Although we believe that our services and products currently compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors.

   Our principal competitors include providers of web conferencing services such as Contigo, INTERVU and WebEx. We may experience additional competition from companies that provide streaming media services, audio conferencing or video conferencing services, or other established software or distance learning companies that decide to enter the web conferencing market. These companies could possess large, existing customer bases, substantial financial resources and established distribution channels and could develop, market or resell a number of web conferencing services. Such potential competitors may also choose to enter the market for web conferencing services by acquiring one of our existing competitors or by forming strategic alliances with such competitors. Either of these occurrences could harm our ability to compete effectively. In addition, our currently licensed service providers may enter into similar agreements with our competitors or develop parallel services based on their own technology. This kind of competition from our service providers may harm our business in the future.

   Many of our potential competitors have longer operating histories, greater name recognition, larger customer bases, more diversified lines of services and products and significantly greater resources than we have. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and deliver superior solutions. In addition, many of our current or potential competitors have broad distribution channels that may be used to bundle competing services or products directly to end-users or purchasers. If such competitors bundle competing services or products for their customers, the demand for our services and products could substantially decline. As a result of the above factors, we cannot assure you that we will compete effectively with the current or future competitors or that competitive pressures will not harm our business.

Intellectual Property Rights

   Our success and ability to compete are substantially dependent upon our technology and intellectual property. While we rely on copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product and service developments, frequent product and service enhancements and reliable product and service maintenance are more essential to establishing and maintaining an intellectual property leadership position. We have no patents to date. We have three patent applications pending. Others may develop services and products that are similar or superior to ours.

   PlaceWare is a registered trademark in the United States. We have applied for trademark applications on the following terms: PlaceWare Conference Center 2000, Live Demo, MyPlaceWare, Web Conferencing is Here, Real Meetings No Travel and iVault.

   We will continue to assess appropriate occasions for seeking patent and other intellectual property protections for those aspects of our technology that we believe constitute innovations providing significant competitive advantage. The pending and future applications may or may not result in the issuance of valid patents and trademarks.

   We generally enter into confidentiality or non-disclosure agreements with our employees, consultants and others, and generally control access to and distribution of our products, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products, services or technology. Policing unauthorized use of our proprietary information is difficult, and the steps we have taken might not prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States.

   Substantial litigation regarding intellectual property rights exists in the technology industry. From time to time, third parties have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us. We expect that we may increasingly be subject to infringement claims as the number of competitors in our industry grows and the functionality of products in different industries overlap. In addition, our competitors may have filed or intend to file patent applications covering aspects of their technology that they may claim our intellectual property infringes. Although we have not been party to any litigation asserting claims that allege infringement of intellectual property rights, we cannot assure you that we will not be a party to litigation in the future. Any third party claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us could harm our business. See "Business--Legal Proceeding."

Employees

   As of December 31, 1999, we had 71 employees, including 32 in sales and marketing, 18 in research and development, nine in operations and 12 in general and administrative functions. We are not subject to any collective bargaining agreements and believe that our employee relations are good. Competition for employees in our industry is intense and our future success depends on our ability to attract, retain and motivate highly-skilled employees.

Facilities

   Our executive offices are located in Mountain View, California, where we lease approximately 40,000 square feet under the terms of a lease that expires in August 2002. We believe that these existing facilities are adequate to meet current foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

Legal Proceedings

   In July 1999, we were contacted by legal counsel representing Pixion, Inc., a web conferencing provider, with allegations that we misappropriated trade secrets under an August 1997 license and distribution agreement. Pixion essentially alleged that we failed to destroy any shared confidential information disclosed pursuant to the agreement, and that their confidential information was used in the development of our LiveDemo software product. Pixion also alleged copyright and trademark infringement. After initial attempts to resolve this issue, Pixion has failed to respond to any of our requests to move this issue forward, and our last contact with Pixion was in October 1999. Although we have not received any additional communications from Pixion, we are prepared to vigorously defend ourselves if and when such claims are brought to court. If a lawsuit is brought to court, we may be forced to expend time, money and resources in defending against such lawsuit, and if we are unsuccessful in our defense, our business may be harmed. Trade secret misappropriation cases are inherently fact-specific, making it difficult to predict with any degree of certainty the outcome of a given dispute. This uncertainty is heightened by the fact that such claims may be tried before a jury, and that if the jury finds that a defendant acted willfully or in bad faith, it may award the plaintiff punitive damages that could be substantial, in addition to injunctive relief, damages and attorneys' fees. It is thus difficult to quantify the potential extent of our exposure, although it could be very substantial.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information with respect to our executive officers and directors as of March 31, 2000:

Name                         Age Position(s)
----                         --- -----------
Barry James Folsom..........  52 President, Chief Executive Officer and Director

Kevin R. Evans..............  42 Chief Financial Officer and Secretary

Kathy Hearn Bosse...........  50 Vice President, Operations

Stephen C. Brown............  43 Vice President, Worldwide Sales

William G. Glazier..........  41 Vice President, Marketing

James A. Hogan..............  42 Vice President, Business Development

Michael R. Jordan...........  50 Vice President, Engineering

J. Phillip Samper...........  65 Chairman of the Board of Directors

Lon H. H. Chow..............  35 Director

Philip T. Gianos............  50 Director

Domenic J. LaCava...........  59 Director

Richard P. Magnuson.........  44 Director

Rory T. O'Driscoll..........  35 Director

   Barry James Folsom has served as our president, chief executive officer and a director since October 1997. From September 1996 to August 1997, Mr. Folsom served as a consultant and vice president of sales and marketing for Exodus Communications, an Internet hosting company. From January 1995 to August 1996, Mr. Folsom served as chief executive officer and president of Vivid Business Systems, an e-commerce tools company. Prior to that, Mr. Folsom served in various capacities at Spectrum Holobyte, Radius, Focus Systems, Sun Microsystems and Digital Equipment Corporation. Mr. Folsom holds a B.S. degree in electrical engineering and a M.S. degree in computer science from the Georgia Institute of Technology.

   Kevin R. Evans has served as our chief financial officer and secretary since November 1999. From January 1998 to June 1999, Mr. Evans served as the chief financial officer of Sequel, Inc., a computer service and support company. From December 1995 to October 1997, Mr. Evans served as chief financial officer of Madge Networks, N.V., a networking company. From May 1990 to November 1995, Mr. Evans served as Vice President of Merisel, Inc., a computer equipment and software distribution company. Prior to that, Mr. Evans served in various capacities at Kerr Glass Group, Wells Fargo Bank and ARA Services, Inc. Mr. Evans holds a dual B.A. degree in economics and management from Sonoma State University and a M.B.A. degree from San Diego State University.

   Kathy Hearn Bosse has served as our vice president of operations since November 1999. From November 1997 to October 1999, Ms. Bosse served as vice president of operations at UpShot.com, an Internet-based sales tool provider. From August 1995 to August 1997, Ms. Bosse worked as a director of channel marketing with Remedy, an enterprise software company. From October 1993 to March 1995, Ms. Bosse worked as a director of worldwide sales support with Network General Corporation, a network equipment company. Prior to that, Ms. Bosse worked in various capacities at Network Equipment Technologies, Ungermann-Bass and Tymnet. Ms. Bosse holds a B.S. degree in Mathematics and a M.A.S. degree in Computer Science from Southern Methodist University.

   Stephen C. Brown has served as our vice president of worldwide sales since June 1999. From August 1998 to May 1999, Mr. Brown served as director of business development with Tumbleweed Software, an Internet messaging company. From July 1997 to July 1998, Mr. Brown was a private investor. From June 1995 to June 1997, Mr. Brown served as vice president of sales with QRS Corporation, an electronic commerce information services company. From December 1984 to June 1995, Mr. Brown served in various sales management capacities with Federal Express, a global transportation and logistics information company. Mr. Brown holds a B.A. degree in political science from California State University at Long Beach.

   William G. Glazier has served as our vice president of marketing since January 1999. From June 1997 to October 1998, Mr. Glazier served as vice president of marketing with Eloquent, Inc., an internet software and services firm. From April 1995 to June 1997, Mr. Glazier served as a director of the workstations business with Digital Equipment Corporation, a computer company. From October 1989 to April 1995, Mr. Glazier served as director of marketing at Silicon Graphics Inc., a computer company. Prior to that, Mr. Glazier served in various capacities at Bain and Company. Mr. Glazier holds a B.A. degree in government and economics from Harvard College and a M.B.A. degree from Stanford University.

   James A. Hogan has served as our vice president of business development since March 1999. From July 1998 to February 1999, Mr. Hogan served as president and chief executive officer of Silicon Systems and Technologies, a systems software company. From October 1996 to July 1998, Mr. Hogan served as general manager and corporate vice president of worldwide marketing and sales for Zitel Corporation, a systems software and services company. From November 1995 to October 1996, Mr. Hogan served as a senior director of market development with NETCOM On-Line Communications Services, Inc., an Internet access provider. From January 1995 to November 1995, Mr. Hogan served as vice president of marketing and sales at CyberSource Corporation, an Internet-based software distribution company. Prior to that, Mr. Hogan served in various capacities at CompuServe, Inc. and IBM Corporation. Mr. Hogan holds a B.B.A. degree and a M.B.A. degree from the University of Michigan.

   Michael R. Jordan has served as our vice president of engineering since November 1996. From May 1994 to September 1996, Mr. Jordan served as a director and as a vice president of console software at 3DO, a software development company. Prior to that, Mr. Jordan served in various capacities at NCD, Ridge & Gavilan, Stratus & Tandem and GE/Honeywell. Mr. Jordan holds a B.S.E.E. from Arizona State University.

   J. Phillip Samper has served as the chairman of the board of directors of PlaceWare since December 1998. Mr. Samper is currently a managing director of Gabriel Venture Partners, L.L.C., a venture capital firm, and has been a member of that firm since November 1998. From November 1997 to June 1998, Mr. Samper served as chief executive officer and president of Avistar Systems Corporation, a video collaboration company. From 1996 to 1997, Mr. Samper served as chairman, chief executive officer and president of Quadlux, Inc., a commercial and residential cooking appliances company. From May 1995 to March 1996, Mr. Samper served as chairman and chief executive officer of Cray Research, Inc., a computer products company. From January 1994 to March 1995, Mr. Samper served as president and chief executive officer of Sun Microsystems Computer Corporation. Prior to that, Mr. Samper served as managing partner of FRN Group, a private investment consulting firm. Mr. Samper currently serves on the boards of iTango Systems, Inc. and SalesHound.com, Inc., each of which is a privately-held company, and the Interpublic Group of Companies, Inc. and Sylvan Learning Systems, Inc. Mr. Samper holds a B.S. degree from the University of California, Berkeley, a B.F.T. from the American Graduate School of International Management and a M.S.M from the Massachusetts Institute of Technology.

   Lon H. H. Chow has served as a director of PlaceWare since April 1999. Mr. Chow is currently a general partner with Apex Investment Partners, a venture capital firm, and has been a member of that firm since October 1997. From September 1993 to October 1997, Mr. Chow was a management consultant with Mercer Management Consulting (formerly Strategic Planning Associates). Prior to that, Mr. Chow served in various operating management roles at Pacific Telesis. Mr. Chow holds a B.A. degree in international relations from the University of California, Davis and an M.B.A. degree from the Wharton School.

   Philip T. Gianos has served as a director of PlaceWare since September 1999. Mr. Gianos is currently a general partner with InterWest Partners, a venture capital firm, and has been a member of that firm since 1982. Prior to joining InterWest Partners, Mr. Gianos was with IBM Corporation. Mr. Gianos is a board member of Xilinx, Ramp Networks, T/R Systems and the Western Association of Venture Capitalists. Mr. Gianos holds a B.S. degree and an M.S. degree in electrical engineering from Stanford University and an M.B.A. degree from Harvard University.

   Domenic J. LaCava has served as a director of PlaceWare since November 1998. Mr. LaCava is currently the president of Eastman Software, Inc., and has been with that company since November 1999. From November 1997 to October 1999, Mr. LaCava worked with several emerging growth companies. From January 1997 to October 1997, Mr. LaCava served as president and chief operating officer of PictureTel Corporation, a video conferencing company. From December 1993 to December 1996, Mr. LaCava served as a vice president of PictureTel Corporation. Prior to that, Mr. LaCava served in various capacities at PowerOpen Association, Digital Equipment Corporation and IBM. Mr. LaCava currently sits on the board of Acunet.net, a privately held company. Mr. LaCava holds an A.S.E.E. degree from the Wentworth Institute of Technology.

   Richard P. Magnuson has served as a director of PlaceWare since November 1996. Mr. Magnuson is currently a private venture capital investor in a number of emerging growth companies, and has been engaged in this activity since January 1996. From 1982 to December 1996, Mr. Magnuson was a general partner and associate with Menlo Ventures, a venture capital firm. Mr. Magnuson currently serves on the boards of AVCOM Technologies, Inc., eSavingsCenter, Inc., HealthAnswers, Inc. and HotData, Inc., each of which is a privately-held company, and Rogue Wave Software, Inc. and California Water Service Group. Mr. Magnuson holds a B.A degree in economics, a J.D. degree and an M.B.A. degree from Stanford University.

   Rory T. O'Driscoll has served as a director of PlaceWare since September 1999. Mr. O'Driscoll is currently a vice president and general partner of BankAmerica Ventures, a venture capital firm, and has served in this capacity since September 1993. Mr. O'Driscoll serves on the boards of netGenesis, a business intelligence software and services provider, and several other privately held companies. Mr. O'Driscoll holds a B.Sc. degree in economics from the London School of Economics.

Board Composition

   We currently have authorized seven directors. Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of the board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees will be elected to one-year terms, two will be elected to a two-year term and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Lon H. H. Chow and Rory T. O'Driscoll have been designated Class I directors whose term expires at the 2001 annual meeting of stockholders. Philip T. Gianos and Richard P. Magnuson have been designated Class II directors whose term expires at the 2002 annual meeting of stockholders. Barry James Folsom, Domenic J. LaCava and J. Phillip Samper have been designated Class III directors whose term expires at the 2003 annual meeting of stockholders. There are no family relationships among any of our directors, officers or key employees.

Board Committees

   Our Board of Directors has an audit committee and a compensation committee.

   Our audit committee reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. Domenic J. LaCava, Richard P. Magnuson and J. Phillip Samper are the members of our audit committee.

   Our compensation committee establishes salaries, incentives and other forms of compensation for officers and other employees. This committee also administers our incentive compensation and benefit plans. Lon H. H. Chow, Rory
T. O'Driscoll and J. Phillip Samper are the members of the compensation committee. Barry James Folsom, our chief executive officer, will participate in all discussions and decisions regarding salaries and incentive compensation for all of our employees and consultants, except that he will be excluded from decisions regarding his own compensation.

Director Compensation

   Our directors do not currently receive any cash compensation for services on the board of directors or any committee of our board, but directors may be reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. All directors are eligible to participate in our 2000 Equity Incentive Plan. Non-employee directors are eligible to participate in our 2000 Non-Employee Directors' Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

   None of the members of our compensation committee is one of our officers or employees. No interlocking relationship exists between our Board of Directors or compensation committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Executive Compensation

   The following table sets forth information concerning the compensation earned that we paid during the year ended December 31, 1999 to our chief executive officer and the four next most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during that fiscal year. All option grants were made under our 1997 Stock Plan.

                           Summary Compensation Table

                                                                              Long-Term
                                         Annual Compensation                 Compensation
                                         ---------------------               ------------
                                                                              Securities
                                                                Other Annual  Underlying
Name and Principal Position              Salary($)   Bonus($)   Compensation   Options
---------------------------              ----------  ---------  ------------ ------------
Barry James Folsom
President and Chief Executive Officer..      175,012     46,579        --      228,500

Kevin R. Evans
Chief Financial Officer and Secretary..       30,775     10,000        --      210,000

Stephen C. Brown
Vice President, Worldwide Sales........       91,809     24,577   $27,397      135,000

William G. Glazier
Vice President, Marketing..............      143,298     39,383        --      200,000

Michael R. Jordan
Vice President, Engineering............      139,510     38,722        --       10,000

   Mr. Evans joined us in November 1999, Mr. Brown joined us in June 1999 and Mr. Glazier joined us in January 1999.

Option Grants in 1999

   The following table sets forth summary information regarding the option grants made to our chief executive officer and each of our four other most highly paid executive officers during 1999. Options granted to purchase shares of our common stock under our 1997 Stock Plan are generally immediately exercisable by the optionee but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. In the event that a purchaser ceases to provide service to us and our affiliates, we have the right to repurchase any of that person's unvested shares of common stock at the original option exercise price. 25% of each option vests on the one year anniversary of employment and the remainder vest in a series of equal monthly installments beginning on the one year anniversary of employment and continuing over the next three years of service. The exercise price per share is equal to the fair market value of our common stock on the date of grant as determined by our board of directors.

   The percentage of total options was calculated based on options to purchase an aggregate of 1,973,883 shares of common stock granted under our 1997 Stock Plan in 1999. The potential realizable value is calculated by assuming that the initial public offering price of $13.00 per share, based on the mid-point of the filing range, appreciates at the indicated rate for the remaining term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. The values shown do not consider non-transferability or termination of the options upon termination of such employment with us. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. See "Compensation Plans" for a description of the material terms of these options.

                                      Individual Grants
                         --------------------------------------------
                                     % of Total
                          Number of    Options                        Potential Realizable
                         Securities  Granted to                         Value at Assumed
                         Underlying   Employees  Exercise             Annual Rates of Stock
                           Options     In Last     Price   Expiration  Price Appreciation
Name                     Granted (#) Fiscal Year ($/share)    Date       for Option Term
----                     ----------- ----------- --------- ---------- ----------------------
                                                                          5%        10%
Barry James Folsom......   228,500      11.6%      $2.00    12/30/09   4,381,631  7,247,712
Kevin R. Evans..........   210,000      10.6%      $1.00    11/23/09   4,236,882  6,870,917
Stephen C. Brown........   135,000       6.8%      $0.20     6/09/09   2,831,710  4,525,018
William G. Glazier......   200,000      10.1%      $0.20     2/10/09   4,195,126  6,703,730
Michael R. Jordan.......    10,000       0.4%      $0.20     7/14/09     209,756    335,187

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
                                     Values

   The following table sets forth, as to the named executive officers, information concerning stock options granted during the fiscal year ended December 31, 1999.

   The information regarding the value realized reflects the fair market value of our common stock underlying the option of date of exercise minus the aggregate exercise price of the option.

   The information regarding the value of unexercised in-the-money options is based on a value of $13.00 per share, the assumed initial public offering price, minus the per share exercise price, multiplied by the number of shares underlying the option.

   Certain of the shares held by Mr. Evans and Mr. Brown are subject to our right to repurchase them at cost.

                                                    Number of Securities
                                                   Underlying Unexercised    Value of Unexercised
                                                         Options at         In-the-Money Options at
                            Shares                   Fiscal Year End (#)      Fiscal Year End ($)
                         Acquired on     Value     -------------------------------------------------
Name                     Exercise (#) Realized ($)   Vested     Unvested   Exercisable Unexercisable
----                     ------------ ------------ ---------- ------------------------ -------------
Barry James Folsom......        --         --           --       228,500    2,513,500       --
Kevin R. Evans..........   210,000     2,520,000        --          --         --           --
Stephen C. Brown........   135,000     1,728,000        --          --         --           --
William G. Glazier......        --         --           --       200,000    2,560,000       --
Michael R. Jordan.......    10,000       128,000        --          --         --           --

Compensation Plans

1997 Stock Plan

   In March 1997 the board of directors adopted, and the stockholders approved, the 1997 stock plan. Our 1997 stock plan was amended in July 1998 and the stockholders approved the amendment. The incentive stock option plan was again amended in July 1999 and the stockholders approved this second amendment. The plan was further amended in December 1999 and the stockholders approved this third amendment. An aggregate of 4,752,833 shares of common stock currently are authorized for issuance under the plan. The plan will terminate as of the effective date of the initial public offering. The termination of the plan will have no effect on the options that have been granted thereunder.

   The plan permits the grant of stock options to employees, non-employee directors and consultants. Stock options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options. In addition, the plan permits the award or sale of shares of our common stock.

   The plan is administered by our board of directors. Our board of directors may delegate its authority to administer the plan to a committee of one or more Board members appointed by our board of directors.

   In the event of certain changes in control in our beneficial ownership, all outstanding stock awards under the 1997 stock plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity determines not to assume, continue or substitute for such awards, then for those optionholders in our service at that time, the vesting of such stock awards will be accelerated and such stock awards will be terminated upon the change in control if not previously exercised.

   Our board of directors may amend or modify the plan at any time. However, no amendment or modification shall adversely affect the right and obligations with respect to options or unvested awards unless the participant consents to the amendment or modification. In addition, our board of directors shall not, without the approval of the stockholders,

  . increase the maximum number of shares issuable under the 1997 Plan (except for permissible adjustments in the event of certain changes in the company's capitalization); or

  . materially change the class of persons who are eligible for the grants of the incentive stock options.

2000 Equity Incentive Plan

   In February 2000, our board of directors adopted our 2000 equity incentive plan. The 2000 plan will be effective on the effective date of this initial public offering. The 2000 plan is intended to replace and supersede the 1997 stock plan. A total of 3,000,000 shares of our common stock have been reserved for issuance under the 2000 plan. When a stock award expires or is terminated before it is exercised, the shares not acquired pursuant to the stock awards shall again become available for issuance under the 2000 plan. No optionee may be granted options covering more than 1,500,000 shares during any calendar year. In no event may an option be exercised following its expiration date.

   The 2000 plan permits the grant of options to employees, directors and consultants. Options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options. In addition, the 2000 plan permits the grant of stock bonuses and rights to purchase restricted stock.

   The 2000 plan is administered by our board of directors. The board of directors may delegate its authority to administer the 2000 plan to a committee of two or more board members appointed by the board of directors. The administrator has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and to specify other terms of awards.

   In general, the terms of stock options granted under the 2000 plan may not exceed 10 years. An optionholder may not transfer a stock option other than by will or the laws of descent and distribution. The exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. In the event the optionholder is a 10% stockholder, then the exercise price per share shall not be less than 110% of the fair market value of common stock on the date of grant.

   Unless the terms of an optionholder's stock option agreement provide for earlier termination, in the event an optionholder's service relationship with us, or any affiliate of ours, ceases due to death, the optionholder's beneficiary may exercise any vested options up to 18 months after the date such service relationship ends. In the event an optionholder's service relationship with us, or any affiliate of ours, ceases due to disability, the optionholder may exercise any vested option up to 12 months after the cessation of service. If an optionholder's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may (unless the terms of the stock option agreement provide for earlier termination) exercise any vested options up to 3 months after cessation of service.

   Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who at, the time of the grant, owns or is deemed to own stock possessing more then 10% of our total combined voting power unless the term of the incentive stock option award does not exceed five years from the date of grant.

   In the event of certain changes in control in our beneficial ownership all outstanding stock awards under the 2000 plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity determines not to assume, continue or substitute for such awards, then for those optionholders in our service at that time, the vesting of such stock awards will be accelerated and such stock awards will be terminated upon the change in control if not previously exercised.

   The terms of any stock bonuses or restricted stock purchase awards granted under the 2000 plan will be determined by the administrator. The administrator may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the 2000 plan may be subject to repurchase by the company. The purchase price of restricted stock under any restricted stock purchase agreement will not be less than 85% of the fair market value of the company's common stock on the date of grant.

   Our board of directors may amend or modify the 2000 plan at any time. However, no amendment or modification shall adversely affect the right and obligations with respect to options or unvested awards unless the participant consents to the amendment or modification. In addition, the board of directors shall not, without the approval of the stockholders, (i) increase the maximum number of shares issuable under the 2000 plan (except for permissible adjustments in the event of certain changes in the company's capitalization), materially modify the eligibility requirements for participation or (ii) materially increase the benefits accruing to participants.

2000 Employee Stock Purchase Plan

   In February 2000, the board of directors adopted our 2000 employee stock purchase plan. A total of 500,000 shares of common stock have been authorized for issuance under the purchase plan. As of each December 31st, beginning with December 31, 2001 and continuing through and including December 31, 2008 the share reserve will increase by the least of the following:

  .  1% of our total outstanding common stock;

  .  250,000 shares of common stock; or

  . a lesser amount as determined by our board of directors. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

   Under our purchase plan, eligible employees will be able to purchase common stock at a discount price in periodic offerings not to exceed twenty-seven months in length. The purchase plan will commence on the effective date of this initial public offering. The first offering period is scheduled to commence with our initial public offering and end on April 30, 2002.

   Unless otherwise determined by the board of directors, all employees are eligible to participate in the purchase plan so long as they are employed by us (or a subsidiary designated by the board of directors) for at least 20 hours per week and are customarily employed by us (or a subsidiary designated by the board of directors) for at least five months per calendar year.

   Under the purchase plan, employees who participate in an offering may have up to 15% of their earnings for the period of that offering withheld. The amount withheld is used on each purchase date of the offering period to purchase shares of common stock. The price paid for common stock on the purchase dates will equal the lower of 85% of the fair market value of the common stock first day of the offering period or 85% of the fair market value of the common stock on the purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

   Upon a change in control of the beneficial ownership of our outstanding stock or substantially all of our assets, the board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor entity, or the board of directors may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the effective date of the change in control transaction.

   Our board of directors has the authority to amend or terminate the purchase plan; provided, however, that no amendment or termination of the purchase plan may adversely affect any outstanding rights to purchase common stock. Amendments will generally be submitted for stockholder approval only to the extent required by law.

2000 Non-Employee Directors' Stock Option Plan

   In February 2000, our board of directors adopted our 2000 non-employee directors' stock option plan. The non-employee directors' plan will be effective on the effective date of this initial public offering. A total of 650,000 shares of our common stock have been reserved for issuance under our non-employee directors' plan. When a stock option expires or is terminated before its is exercised, the shares not acquired pursuant to the stock option shall again become available for issuance under the non-employee directors' plan.

   Our non-employee directors' plan permits the grant of nonstatutory options to non-employee directors. Our non-employee directors' plan is administered by the board of directors, however; the grant of stock options is automatic, as described below:

  . Upon the completion of the initial public offering, each non-employee director who was a non-employee director as of the date of the initial public offering or who is first elected or appointed after the date of the prospectus as a non-employee director will automatically be granted an option to purchase 30,000 shares of common stock. Such option shall vest ratably over 36 months. Notwithstanding the foregoing, Messrs. LaCava and Samper are not eligible for this initial grant.

  . On the date of each annual meeting of our stockholders, commencing with our annual meeting in 2001, each non-employee director will automatically receive an option to purchase 10,000 shares of our common stock; provided, however, that if the person has not been serving as a non-employee director for the entire period since the preceding annual meeting, then the number of shares subject to the grant will be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a non-employee director. Such option will vest ratably over 12 months.

  . Upon the completion of the initial public offering each non-employee director who is then the chairman of a primary committee will automatically be granted an option to purchase 3,000 shares of common stock. Any non-employee director who is appointed or elected chairman of a primary committee after the completion of the initial public offering, commencing with our annual meeting in 2001, will automatically be granted an option to purchase 3,000 shares of common stock on the date of each annual meeting. Each such option shall vest ratably over 12 months. Primary committees consist of the compensation committee, audit committee, and any other committee designated as a primary committee by the board of directors.

   In general, the terms of stock options granted under the non-employee directors' plan may not exceed 10 years. An optionholder may not transfer a stock option other than by will or the laws of descent and distribution. The exercise price for nonstatutory stock options will be 100% of the fair market value of the common stock on the date of grant.

   Unless the terms of an optionholder's stock option agreement provide for earlier termination, in the event an optionholder's service relationship with us, or any affiliate of ours, ceases due to death, the optionholder's beneficiary may exercise any vested options up to 18 months after the date such service relationship ends. In the event an optionholder's service relationship with us, or any affiliate of ours, ceases due to disability, the optionholder may exercise any vested option up to 12 months after the cessation of service. If an optionholder's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may (unless the terms of the stock option agreement provide for earlier termination) exercise any vested options up to 3 months from cessation of service.

   In the event a non-employee director, who first became a non-employee director prior to the initial public offering, is terminated in connection with certain changes in control in our beneficial ownership, the vesting of

100% of the unvested options held by such non-employee director shall accelerate. In the event a non-employee director, who first became a non-employee director on after the initial public offering, is terminated within 12 months of certain changes in control in our beneficial ownership, the vesting of 100% of the unvested options held by such non-employee director shall accelerate.

   The board of directors may amend or modify the non-employee directors' plan at any time. However, no such amendment or modification shall adversely affect the right and obligations with respect to options unless the participant consents to such an amendment or modification.

401(k) Plan

   We sponsor a 401(k) plan, a defined contribution plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. All employees are eligible to participate. Participants may make pre-tax contributions to the 401(k) plan of up to 25% of their eligible earnings, subject to a statutorily prescribed annual limit ($10,500 in calendar year
2000). Under the 401(k) Plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the 401(k) Plan's trustee. The 401(k) Plan also permits us to make matching contributions and profit-sharing contributions, subject to established limits.

   Each participant's contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Executive Severance Benefit Plan

   Currently, Kathy Bosse, Stephen Brown, Kevin Evans, Barry James Folsom, William Glazier, James Hogan and Michael Jordan are participants in our executive severance benefit plan . Under the plan, we agreed that in the event the executive's employment is terminated without cause, we would;

  . continue the base salary of the executive for three (3) months (or such longer period as we determine, in our sole discretion); and

  . if the executive elects COBRA coverage, pay the continued cost for such coverage for a number of months equal to the number of months of the salary continuation payments under the plan.

   In addition, if the executive's employment is terminated without cause or the executive terminates employment for good reason, in either event within 13 months following a change in control in our beneficial ownership, we would

  . accelerate 100% of the vesting all of such executive's unvested stock options,

  .  continue the base salary of the executive for at least three (3) months;
     and

  . if the executive elects COBRA coverage, pay the continued cost for the such coverage for a number of months equal to the number of months of the salary continuation payments under the executive severance benefit plan.

Limitations on Liability and Indemnification of Directors and Officers

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemption; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify other officers and employees and our agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of PlaceWare, arising out of such person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

   Other than compensation agreements and other arrangements, which are described as required in "Management," and the transactions described below, since October 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  . in which the amount involved exceeded or will exceed $60,000; or

  . in which any holder of more than 5% of our common stock on an as-converted basis, director, executive officer or any member of their immediate family had or will have a direct or indirect material interest.

Series A Preferred Stock Financing

   On November 25, 1996, we issued and sold shares of our series A preferred stock, which shares are convertible into 1,705,000 shares of our common stock, to investors at a per share price of approximately $1.00 per common equivalent share. The price of our series A preferred stock was determined through arms length negotiations among us and investors not affiliated with us at the time of this financing. Upon the closing of this offering, each share of series A preferred stock will automatically convert into one share of common stock. At the assumed initial public offering price of $13.00 per share, the series A preferred stock will have a value of $22,165,000. The investors in the financing included the following principal stockholders, officers and directors and their related entities:

                                                                      Equivalent
                                                                        Common
                                                                        Stock
   Name                                                               Purchased
   ----                                                               ----------
   Xerox Corporation.................................................  455,000
   Rekhi Family Trust................................................  300,000
   Magnuson Revocable Trust..........................................  200,000

   The shares issued to Xerox Corporation were issued in connection with the execution of a software license and technology assignment agreement.

Series B Preferred Stock Financing

   On April 23, 1997, May 22, 1998, June 28, 1998, March 8, 1999 and April 1,
1999, we issued and sold shares of our series B preferred stock, which shares are convertible into 5,120,000 shares of our common stock, to investors at a per share price of approximately $2.00 per common equivalent share. The price of our series B preferred stock was determined through arms length negotiations among us and investors not affiliated with us at the time of this financing. Upon the closing of this offering, each share of series B preferred stock will automatically convert into one share of common stock. At the assumed initial public offering price of $13.00 per share, the series B preferred stock will have a value of $66,560,000. The investors in the financing included the following principal stockholders, officers and directors and their related entities:

                                                                      Equivalent
                                                                        Common
                                                                        Stock
   Name                                                               Purchased
   ----                                                               ----------
   Entities affiliated with InterWest Partners....................... 1,587,500
   Entities affiliated with Apex Investment Fund..................... 1,250,000
   Bay Partners SBIC, L.P............................................ 1,000,000
   Xerox Corporation.................................................   447,514
   Magnuson Revocable Trust..........................................    85,191
   J. Phillip Samper.................................................    50,000
   Domenic H. LaCava.................................................    10,000

Series C Preferred Stock Financing

   On September 17, 1999, we issued and sold shares of our series C preferred stock, which shares are convertible into 4,954,785 shares of our common stock, to investors at a per share price of approximately

$3.80 per common equivalent share. The price of our series C preferred stock was determined through arms length negotiations among us and investors not affiliated with us at the time of this financing. Upon the closing of this offering, each share of series C preferred stock will automatically convert into one share of common stock. At the assumed initial offering price of $13.00 per share, the series C preferred stock will have a value of $64,412,205. The investors in the financing included the following principal stockholders, officers and directors and their related entities:

                                                                      Equivalent
                                                                        Common
                                                                        Stock
   Name                                                               Purchased
   ----                                                               ----------
   BankAmerica Ventures.............................................. 1,447,368
   Entities affiliated with InterWest Partners.......................   657,894
   Entities affiliated with Gabriel Venture Partners.................   394,737
   Bay Partners SBIC, L.P............................................   263,157
   Entities affiliated with Apex Investment Fund.....................   263,085
   Xerox Corporation.................................................   131,578
   Magnuson Revocable Trust..........................................    52,631
   Barry James Folsom................................................    13,157

Investor Rights Agreement

   PlaceWare and the preferred stockholders described above have entered into an agreement, pursuant to which these and other preferred stockholders possess registration rights with respect to their shares of common stock.

Indemnification Agreements

   We have entered into indemnification agreements with our directors and our executive officers for the indemnification of an advancement of expenses to these persons to the fullest extent permitted by law. We also intend to enter into indemnification agreements with our future directors and officers. See "Management--Limitations on Liability and Indemnification of Directors and Officers."

Employment Contracts and Change of Control Arrangements

   At the time of commencement of employment, our employees generally sign offer letters specifying basic terms and conditions of employment. In general, our employees are not subject to written employment agreements.

   On February 2, 1998, we entered into an employment offer letter with Barry James Folsom, our president, chief executive officer and a director. The letter was subsequently amended pursuant to the executive severance benefit plan described below. Pursuant to such amended offer letter and in addition to any benefits he is entitled to receive under the executive severance benefit plan, in the event that Mr. Folsom is terminated without cause prior to February 16, 2001, he will be entitled to receive, as severance, continued payment of his base salary and health benefits for six months. In the event that Mr. Folsom is terminated without cause on or after February 16, 2001, he will be entitled to receive, as severance, continued payment of his base salary and health benefits for nine months.

   On November 5, 1999, we entered into an employment offer letter with Kevin
R. Evans, our chief financial officer and secretary. The letter was subsequently amended pursuant to the executive severance benefit plan described below. Pursuant to such amended offer letter and in addition to any benefits he is entitled to receive under the executive severance benefit plan, in the event that Mr. Evans is terminated without cause, he shall be entitled to receive, as severance, continued payment of his base salary for three months and an extra six months of vesting. Furthermore, in the event that Mr. Evans is constructively terminated, he shall be entitled to receive, as severance, continued payment of his base salary and health benefits for six months and an extra six months of vesting.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of December 31, 1999, by

  . each of our directors;
  . each of our named executive officers;
  . all of our named executive officers and directors as a group; and . each person known by us to be the beneficial owner of more than 5% of our outstanding common stock.

   Except as otherwise noted, the address of each person listed in the table is c/o PlaceWare, 295 North Bernardo Avenue, Mountain View, California 94043. The table includes all shares of common stock issuable within 60 days of December 31, 2000 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares.

   To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

   The applicable percentage of ownership for each stockholder is based on 15,508,535 shares of common stock outstanding as of December 31, 1999, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                               Percentage
                                                              Beneficially
                                                Number of         Owned
                                                  Shares    -----------------
                                               Beneficially Prior to  After
Name and Address                                  Owned     Offering Offering
----------------                               ------------ -------- --------
Directors and named executive officers:
Philip T. Gianos(1)...........................  2,245,394     14.5%    10.7%
Lon H. H. Chow(2).............................  1,513,085      9.8      7.2
Rory T. O'Driscoll(3).........................  1,447,368      9.3      6.9
J. Phillip Samper(4)..........................    794,737      5.1      3.8
Richard P. Magnuson(5)........................    371,947      2.4      1.8
Domenic J. LaCava(6)..........................     60,000        *        *
Barry James Folsom(7).........................    834,157      5.3      4.0
Kevin R. Evans(8).............................    210,000      1.4      1.0
William G. Glazier(9).........................    200,000      1.3      1.0
Stephen C. Brown(8)...........................    135,000        *        *
Michael R. Jordan(8)..........................    120,000        *        *
All executive officers and directors as a
 group (11 persons)...........................  7,931,688     49.6     37.8
Other 5% stockholders
Bay Partners SBIC, L.P........................  1,263,157      8.1      6.0
 10600 North DeAnza Blvd.
 Cupertino, CA 95014
Xerox Corporation.............................  1,034,092      6.7      4.9
 3333 Coyote Hill Road
 Palo Alto, CA 94304

---------------------
 *  Less than 1% of the outstanding shares of common stock.
(1) Consists of 2,178,098 shares held by InterWest Partners VI, L.P. and 67,296 shares held by InterWest Investors VI, L.P. Philip T. Gianos, one of our directors is a managing director of the general partner of

   InterWest Partners VI, L.P. and InterWest Partners VI, L.P. The other managing directors are Harvey B. Cash, Alan W. Crites, W. Scott Hedrick, W. Stephen Holmes, Robert R. Momsen and Arnold L. Oronsky. Each managing director may be deemed to share voting and investment power with respect to these shares. Each managing director disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2) Consists of 1,439,731 shares held by Apex Investment Fund III and 73,354 shares held by Apex Strategic Partners LLC. Lon H. H. Chow, one of our directors, serves as a director and was an associate of Apex Investment Partners III and Apex Strategic Partners. The other individuals with voting and dispositive control of the shares are James A. Johnson, Brian E. Hand, Mark T. Koulogeorge, Bret R. Maxwell and George M. Middlemas. Each such individual may be deemed to share voting and investment power with respect to these shares. Each such individual disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Represents shares held by BankAmerica Ventures. Rory T. O'Driscoll, one of our directors, is a general partner of BankAmerica Ventures. The other managing directors are Lou Bock, Mark Brooks, John Dougery Jr., Kate D. Mitchell and Robert M. Obuch. Each managing director may be deemed to share voting and investment power with respect to these shares. Each managing director disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4) Includes 382,272 shares held by Gabriel Venture Partners, L.P. and 12,465 shares held by Gabriel Legacy Fund, L.P. J. Phillip Samper, our chairman of the board of directors, is a managing director of the general partner of Gabriel Venture Partners L.P. and Gabriel Legacy Fund, L.P. The other managing director is Frederick W.W. Bolander. Each managing director may be deemed to share voting and investment power with respect to these shares. Each managing director disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(5) Consists of shares held by Richard P. Magnuson, one of our directors, held in a revocable trust.
(6) Includes 50,000 shares exercisable within 60 days of December 31, 1999.
(7) Includes 228,500 shares exercisable within 60 days of December 31, 1999.
(8) A portion of these shares are subject to a right to repurchase which lapses over time.
(9) Represents shares exercisable within 60 days of December 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the completion of this offering, we will be authorized to issue 300,000,000 shares of common stock, $0.0001 par value, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

   As of December 31, 1999, there were 15,508,535 shares of common stock outstanding which were held of record by 124 stockholders.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

   Under our certificate of incorporation, the board has the authority, without further action by stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could also have the effect of delaying, deterring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Warrants

   In September 1997, in connection with a lease agreement, we issued a warrant to purchase 40,625 shares of series B preferred stock at an exercise price of $2.00 per share. These warrants are exercisable and will terminate upon the later of September 30, 2007 or five years following the completion of this offering or, subject to certain conditions, a change of control.

   In November 1999, in connection the execution of a marketing arrangement, we issued a warrant to purchase 275,000 shares of series C preferred stock at an exercise price of $3.80 per share. The warrants become exercisable on the earlier of ten years of the date of issuance of the warrant, upon certain revenue milestones or upon breach of the agreement.

Registration Rights

   As of December 31, 1999, the holders of 11,779,785 shares of our common stock or their transferees are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of these securities. Subject to limitations in the agreement, if we register any of our common stock either for our own account or for the account of other security holders, these holders are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering. We will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Delaware Takeover Statute

   PlaceWare is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sale or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in control of PlaceWare.

Amended and Restated Certificate of Incorporation and Amended and Restated
Bylaws

   Our amended and restated certificate specifies that our board of directors will be classified into three classes of directors and each of the directors may be removed from the board only for cause. In addition, the amended and restated certificate specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Our amended and restated certificate also provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 50% of the outstanding voting stock of PlaceWare. Our amended and restated certificate may only be amended with the approval of 66 2/3% of our outstanding voting stock and our amended and restated bylaws may be amended either by the board or by the approval of 66 2/3% of our outstanding voting stock. Furthermore, our amended and restated certificate requires the advance notice of stockholders' nominations for the election of directors and business brought before a meeting of stockholders. These provisions contained in our amended and restated certificate and our amended and restated bylaws could delay or discourage certain types of transactions involving an actual or potential change in control or our management.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services L.L.C.

Nasdaq Stock Market National Market Listing

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "PLCW."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock.

   Upon completion of this offering, based on shares outstanding as of December 31, 1999, we will have outstanding 21,008,535 shares of common stock, assuming
(1) the issuance of 5,500,000 shares of common stock in this offering, (2) no exercise of the underwriters over-allotment option, and (3) no exercise of options after December 31, 1999. All of the 5,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. However, the sale of any of these share if purchased by "affiliates" as that term is defined in Rule 144 are subject to certain limitations and restrictions that are described below.

   The remaining 15,508,535 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares are "restricted shares" as that term is defined in Rule 144 and therefore may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. In addition, our directors and officers as well as substantially all of our stockholders and optionholders have entered into "lock-up agreements" with the underwriters. These lock-up agreements provide that, except under limited exceptions, the stockholder may not offer, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock for a period of 180 days after the effective date. Credit Suisse First Boston Corporation, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Accordingly, of the remaining 15,508,535 shares, 15,501,035 shares will become eligible for sale on November 15, 2000, the 181st day after the effective date subject to Rules 144 and 701, assuming an effective date of May 18, 2000.

   As of December 31, 1999, there were a total of 1,278,343 shares of common stock subject to outstanding options, 116,789 of which were vested, and substantially all of which are subject to lock-up agreements. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 2000 equity incentive plan, our 2000 employee stock purchase plan and our 2000 non-employee directors' stock option plan. On the date 180 days after the effective date of the offering, the date that the lock-up agreements expire, a total of 394,179 shares of our common stock subject to outstanding options will be vested. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to our 2000 equity incentive plan, our 2000 employee stock purchase plan and our 2000 non-employee directors' stock option plan generally would be available for resale in the public market.

 Rule 144

   In general, under Rule 144 as currently in effect beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 210,085 shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq Stock
    Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

 Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

 Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions including the holding period, contained in Rule 144.

   The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, as defined in Rule 144, subject only to the manner of sale provisions of Rule 144. Securities issued in reliance on Rule 701 may be sold by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated          , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   FleetBoston Robertson Stephens Inc. ...............................
   U.S. Bancorp Piper Jaffray Inc. ...................................

                                                                             ---
     Total..................................................................
                                                                             ===

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to              additional shares at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $ per share. The underwriters and selling group members may allow a discount of $ per share on sales to other brokers/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-allotment Over-allotment Over-allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting Discounts
    and Commissions Paid by
    us.....................    $              $              $              $
   Expenses Paid by us.....    $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   Our officers, directors, and substantially all of our shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter any such transaction, swap, hedge or other arrangements, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering price up to 275,000 shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on the Nasdaq Stock Market's National Market.

   Before this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. Among the principal factors to be considered in determining the public offering price of our common stock will be:

  . the information set forth in this prospectus and otherwise available to the underwriters;

  . the history and the prospectus for the industry in which we compete;

  . the ability of our management;

  . the prospects for future earnings, the present state of our development and our current financial condition;

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  . the general condition of the securities markets at the time of this offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time. The public offering price, underwriting discount and other terms set forth in the underwriting agreement will be approved by the pricing committee of our board of directors prior to the sale of the common stock offered.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters who will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that: (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer of such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the issuer or such person in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the (Securities Act), British Columbia, applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of our common stock offered hereby will be passed upon for PlaceWare by Cooley Godward LLP, Menlo Park, California. Legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

                                    EXPERTS

   The consolidated balance sheets of PlaceWare, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits filed as a part thereof, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and to the exhibits filed as a part thereof. The registration statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the Securities and Exchange Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Our SEC filings are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov. Copies of such material may be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                PLACEWARE, INC.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Equity............................ F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
PlaceWare, Inc.:

   We have audited the accompanying consolidated balance sheets of PlaceWare, Inc. (the Company) and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PlaceWare, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
February 25, 2000, except as to

    Note 8, which is as of March 13, 2000

                                PLACEWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                         December 31,
                                                 ------------------------------
                                                  1998      1999     Pro forma
                                                 -------  --------  -----------
                                                                    (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents..................... $ 3,155  $ 14,591
  Accounts receivable, less allowance for
   doubtful accounts of $11 and $383 as of
   December 31, 1998 and 1999, respectively.....     999     2,964
  Prepaid expenses and other current assets.....     147       339
                                                 -------  --------
    Total current assets........................   4,301    17,894
Property and equipment, net.....................     606     2,908
Other assets....................................      --       334
                                                 -------  --------
    Total assets................................ $ 4,907  $ 21,136
                                                 =======  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................. $    65  $  1,283
  Accrued employee compensation.................     124       563
  Other accrued liabilities.....................     208       239
  Current portion of notes payable and capital
   lease obligations............................     201       300
  Deferred revenue..............................     877     5,357
                                                 -------  --------
    Total current liabilities...................   1,475     7,742
Notes payable and capital lease obligations,
 less current portion...........................     613       503
                                                 -------  --------
    Total liabilities...........................   2,088     8,245
                                                 -------  --------

Stockholders' equity:
  Convertible preferred stock, $0.0001 par
   value; actual--8,000,000 and 12,305,000
   shares authorized as of December 31, 1998 and
   1999, respectively; 6,750,000 and 11,779,785
   shares issued and outstanding as of December
   31, 1998 and 1999, respectively; aggregate
   liquidation preference of $11,795 and $30,773
   as of December 31, 1998 and 1999,
   respectively; pro forma--no shares
   authorized, issued, or outstanding...........       1         1   $     --
  Common stock, $0.0001 par value; actual--
   20,000,000 shares authorized; 2,209,951 and
   3,728,750 shares issued and outstanding as of
   December 31, 1998 and 1999, respectively;
   pro forma--300,000,000 shares authorized;
   15,508,535 shares issued and outstanding.....      --        --          1
  Additional paid-in capital....................  11,431    36,081     36,081
  Treasury stock, at cost; 482,633 and 529,926
   shares of common stock as of December 31,
   1998 and 1999, respectively..................      (6)      (15)       (15)
  Notes receivable from stockholders............    (110)     (671)      (671)
  Deferred stock-based compensation.............     (12)   (3,102)    (3,102)
  Accumulated deficit...........................  (8,485)  (19,403)   (19,403)
                                                 -------  --------   --------
    Total stockholders' equity..................   2,819    12,891   $ 12,891
                                                                     ========
  Commitments and contingencies
                                                 -------  --------
    Total liabilities and stockholders' equity.. $ 4,907  $ 21,136
                                                 =======  ========

          See accompanying notes to consolidated financial statements.

                                PLACEWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                   Year ended December 31,
                                                   --------------------------
                                                    1997     1998      1999
                                                   -------  -------  --------
Revenues:
  Hosting and services............................ $    --  $   511  $  2,433
  Licensing.......................................     609    1,113     1,962
                                                   -------  -------  --------
    Total revenues................................     609    1,624     4,395
                                                   -------  -------  --------
Operating expenses:
  Cost of hosting and services....................      --        3       806
  Operations......................................     188      214       619
  Sales and marketing.............................   1,516    2,819     8,410
  Research and development........................   1,490    2,057     2,778
  General and administrative......................     817    1,654     2,900
                                                   -------  -------  --------
    Total operating expenses......................   4,011    6,747    15,513
                                                   -------  -------  --------
    Operating loss................................  (3,402)  (5,123)  (11,118)
                                                   -------  -------  --------
Other income (expense):
  Interest income.................................     130      172       309
  Interest expense................................      --      (17)     (109)
                                                   -------  -------  --------
    Total other income (expense)..................     130      155       200
                                                   -------  -------  --------
    Net loss...................................... $(3,272) $(4,968) $(10,918)
                                                   =======  =======  ========
Basic and diluted net loss per share.............. $ (4.67) $ (4.58) $  (6.41)
                                                   =======  =======  ========
Shares used in computing basic and diluted net
 loss per share...................................     700    1,084     1,704
                                                   =======  =======  ========
Pro forma basic and diluted net loss per share
 (unaudited)......................................                   $  (1.10)
                                                                     ========
Shares used in computing pro forma basic and
 diluted net loss per share (unaudited)...........                      9,937
                                                                     ========


          See accompanying notes to consolidated financial statements.

                                PLACEWARE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years ended December 31, 1997, 1998, and 1999
                       (In thousands, except share data)

                     Convertible                                                   Notes
                   preferred stock    Common stock    Additional Treasury stock  receivable    Deferred
                  ----------------- -----------------  paid-in   --------------     from     stock-based  Accumulated
                    Shares   Amount  Shares    Amount  capital   Shares  Amount stockholders compensation   deficit
                  ---------- ------ ---------  ------ ---------- ------- ------ ------------ ------------ -----------
Balances as of
December 31,
1996............   1,705,000  $ --  1,935,000   $ --   $ 1,252        --  $ --     $  --       $    --     $   (245)
Issuance of
Series B
convertible
preferred stock,
net of $34,758
issuance costs..   2,500,000    --         --     --     4,965        --    --        --            --           --
Repurchase of
common stock....          --    --   (350,016)    --        --   350,016    (4)       --            --           --
Deferred stock
compensation
relating to
stock option
grants..........          --    --         --     --        23        --    --        --           (23)          --
Amortization of
stock-based
compensation....          --    --         --     --        --        --    --        --             5           --
Non-employee
stock
compensation....          --    --         --     --         6        --    --        --            --           --
Issuance of
common stock in
connection with
the exercise of
stock options...          --    --     22,000     --         1        --    --        --            --           --
Net loss........          --    --         --     --        --        --    --        --            --       (3,272)
                  ----------  ----  ---------   ----   -------   -------  ----     -----       -------     --------
Balances as of
December 31,
1997............   4,205,000    --  1,606,984     --     6,247   350,016    (4)       --           (18)      (3,517)
Issuance of
Series B
convertible
preferred stock,
net of $46,459
issuance costs..   2,545,000     1         --     --     5,043        --    --        --            --           --
Repurchase of
common stock....          --    --   (132,617)    --        --   132,617    (2)       --            --           --
Amortization of
stock-based
compensation....          --    --         --     --        --        --    --        --             6           --
Issuance of
common stock in
connection with
the exercise of
stock options...          --    --    603,534     --       114        --    --       (96)           --           --
Issuance of
common stock....          --    --    132,050     --        27        --    --       (14)           --           --
Net loss........          --    --         --     --        --        --    --        --            --       (4,968)
                  ----------  ----  ---------   ----   -------   -------  ----     -----       -------     --------
Balances as of
December 31,
1998............   6,750,000     1  2,209,951     --    11,431   482,633    (6)     (110)          (12)      (8,485)
Issuance of
Series B
convertible
preferred
stock...........      75,000    --         --     --       150        --    --      (100)           --           --
Issuance of
Series C
convertible
preferred stock,
net of $16,235
issuance costs..   4,954,785    --         --     --    18,811        --    --        --            --           --
Repurchase of
common stock....          --    --    (47,293)    --        --    47,293    (9)       --            --           --
Deferred stock
compensation
relating to
stock option
grants..........          --    --         --     --     3,992        --    --        --        (3,992)          --
Amortization of
stock-based
compensation....          --    --         --     --        --        --    --        --           902           --
Non-employee
stock
compensation....          --    --         --     --       226        --    --        --            --           --
Issuance of
common stock in
connection with
the exercise of
stock options...          --    --  1,566,092     --       622        --    --      (461)           --           --
Warrant granted
in connection
with marketing
arrangement.....          --    --         --     --       849        --    --        --            --           --
Net loss........          --    --         --     --        --        --    --        --            --      (10,918)
                  ----------  ----  ---------   ----   -------   -------  ----     -----       -------     --------
Balances as of
December 31,
1999............  11,779,785  $  1  3,728,750   $ --   $36,081   529,926  $(15)    $(671)      $(3,102)    $(19,403)
                  ==========  ====  =========   ====   =======   =======  ====     =====       =======     ========
                      Total
                  stockholders'
                     equity
                  -------------
Balances as of
December 31,
1996............    $  1,007
Issuance of
Series B
convertible
preferred stock,
net of $34,758
issuance costs..       4,965
Repurchase of
common stock....          (4)
Deferred stock
compensation
relating to
stock option
grants..........          --
Amortization of
stock-based
compensation....           5
Non-employee
stock
compensation....           6
Issuance of
common stock in
connection with
the exercise of
stock options...           1
Net loss........      (3,272)
                  -------------
Balances as of
December 31,
1997............       2,708
Issuance of
Series B
convertible
preferred stock,
net of $46,459
issuance costs..       5,044
Repurchase of
common stock....          (2)
Amortization of
stock-based
compensation....           6
Issuance of
common stock in
connection with
the exercise of
stock options...          18
Issuance of
common stock....          13
Net loss........      (4,968)
                  -------------
Balances as of
December 31,
1998............       2,819
Issuance of
Series B
convertible
preferred
stock...........          50
Issuance of
Series C
convertible
preferred stock,
net of $16,235
issuance costs..      18,811
Repurchase of
common stock....          (9)
Deferred stock
compensation
relating to
stock option
grants..........          --
Amortization of
stock-based
compensation....         902
Non-employee
stock
compensation....         226
Issuance of
common stock in
connection with
the exercise of
stock options...         161
Warrant granted
in connection
with marketing
arrangement.....         849
Net loss........     (10,918)
                  -------------
Balances as of
December 31,
1999............    $ 12,891
                  =============

         See accompanying notes to consolidated financial statements.

                                PLACEWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                     Year ended December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  -------  --------
Cash flows from operating activities:
  Net loss.........................................  $(3,272) $(4,968) $(10,918)
  Adjustments to reconcile net loss to net cash
   used for operating activities:
    Allowance for doubtful accounts................       --       11       372
    Depreciation and amortization..................       95      325       567
    Revenue resulting from nonmonetary exchange for
     computer equipment and software and services..     (154)      --        --
    Amortization of stock-based compensation.......        5        6       902
    Nonemployee stock-based compensation expense...        6       --       226
    Warrant granted in connection with marketing
     arrangement...................................       --       --       849
    Changes in operating assets and liabilities:
      Accounts receivable..........................     (403)    (608)   (2,337)
      Prepaid expenses and other assets............      (86)     (46)     (526)
      Accounts payable.............................      (42)     (52)    1,218
      Accrued employee compensation and other
       liabilities.................................      134      198       470
      Deferred revenue.............................       79      798     4,480
                                                     -------  -------  --------
        Net cash used for operating activities.....   (3,638)  (4,336)   (4,697)
                                                     -------  -------  --------
Cash flows used for investing activities--purchases
 of property and equipment.........................     (207)     (97)   (2,648)
                                                     -------  -------  --------
Cash flows from financing activities:
  Repayments of capital lease obligations..........       --      (19)     (144)
  Issuance of convertible preferred stock, net.....    4,961    5,044    18,861
  Issuance of common stock.........................        1       31       161
  Repurchase of common stock.......................       (4)      (2)       (9)
  Borrowings under note payable and line of
   credit..........................................       --      333       625
  Repayments of note payable and line of credit....       --      (29)     (713)
                                                     -------  -------  --------
        Net cash provided by financing activities..    4,958    5,358    18,781
                                                     -------  -------  --------
Net increase in cash and cash equivalents..........    1,113      925    11,436
Cash and cash equivalents at beginning of year.....    1,117    2,230     3,155
                                                     -------  -------  --------
Cash and cash equivalents at end of year...........  $ 2,230  $ 3,155  $ 14,591
                                                     =======  =======  ========
Supplemental disclosures of noncash investing and
 financing activities:
  Equipment acquired under capital leases..........  $    --  $   529  $    221
                                                     =======  =======  ========
  Deferred stock-based compensation................  $    23  $    --  $  3,992
                                                     =======  =======  ========
  Issuance of common stock in exchange for notes
   receivable from stockholders....................  $    --  $   110  $    461
                                                     =======  =======  ========
  Issuance of preferred stock in exchange for note
   receivable from stockholders....................  $    --  $    --  $    100
                                                     =======  =======  ========
  Issuance of warrant..............................  $    --  $    --  $    849
                                                     =======  =======  ========

          See accompanying notes to consolidated financial statements.

                                PLACEWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1998 and 1999

(1) Organization and Significant Accounting Policies

   (a) Description of Business

   PlaceWare, Inc. (the Company) was incorporated in Delaware in 1996 to develop and market web conferencing services and products that enable businesses to conduct real-time, interactive meetings, and events over the Internet.

   (b) Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of Placeware, Inc. and its wholly owned subsidiary, PlaceWare Europe, Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation.

   (c) Revenue Recognition

   The Company recognizes revenue in accordance with the provisions of Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9 and Emerging Issues Task Force Issue (EITF) No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation, and training to be allocated to each element based on the relative fair values of the elements. The fair value of the element must be based on evidence that is specific to the vendor. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. The Company records estimates for product returns and warranty costs at the time of sale.

   Hosting and services revenues represent (a) revenues from post-contract customer support services which are recognized ratably over the term of the support period; (b) revenues from hosting arrangements where the Company's software is resident on a company server, which are recognized ratably over the hosting period; (c) revenues from event services which are recognized as the events take place; and (d) revenues from revenue sharing arrangements which are recognized as earned. Under hosting arrangements, customers do not have the contractual right to take possession of the software during the hosting period. Therefore, in accordance with EITF 00-3, these arrangements are service contracts, and recognition over the service period is appropriate. The Company records revenues from revenue sharing arrangements at the gross invoice amount only where the Company acts as principal to the revenue sharing transaction and the Company bears the credit risk on the related customer receivable.

   Licensing revenues represent revenues recorded relating to perpetual and time-based licenses for software delivered to customers for in-house applications. Revenues from perpetual software license agreements are recognized upon shipment of the software when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred; the fee is fixed or determinable; collectibility is probable; and vendor-specific objective evidence is available of the fair value of all undelivered elements. The Company has established sufficient vendor-specific objective evidence to ascribe a value to post-contract customer support and consulting services based on the price charged when these elements are sold separately. Accordingly, license revenue is recorded under the residual method described in SOP 98-9 for arrangements in which licenses are sold with consulting services, post-contract customer support, or both. However, the entire fee related to arrangements that require the Company to deliver unspecified additional products is deferred and recognized ratably over the term of the contract. Time-based licenses are recognized ratably over the license period.

                                PLACEWARE, INC.

   Cost of hosting and services consists primarily of computer equipment depreciation expense, network connectivity, royalties, co-location costs and costs of third-party service providers. Operations expenses consist primarily of compensation and related costs for management personnel, technical support employees and consultants who manage and maintain the Company's conferencing solutions infrastructure and support the Company's customer base. Cost of licensing revenues are not significant.

   Deferred revenue includes amounts billed to customers for which revenues have not been recognized, which generally results from the following: (1) deferred licensing, maintenance, and support; (2) amounts billed to customers under hosting arrangements; (3) amounts billed to customers which are due within three months; and (4) customer advances received under revenue sharing arrangements.

   (d) Initial Public Offering and Unaudited Pro Forma Balance Sheet
Information

   In fiscal 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). Following the closing of the Company's IPO, the number of authorized shares of preferred stock and common stock will be 50,000,000 and 300,000,000, respectively. If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock on a one-for-one basis upon the closing of the proposed IPO. The pro forma balance sheet information reflects the conversion of all of the convertible preferred stock as if it had occurred on December 31, 1999.

   (e) Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and investments in a certificate of deposit and mutual funds with purchased maturities of less than 90 days.

   (f) Accounting for Certain Investments in Debt and Equity Securities

   The Company classifies its investments in debt and equity securities as available-for-sale. Available-for-sale securities are carried at fair market value, which approximates amortized cost. As of December 31, 1998 and 1999, the Company had no investments in debt or equity instruments.

   (g) Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued employee compensation, other accrued liabilities and notes payable, approximates fair market value. Cash and cash equivalents, accounts receivable, accounts payable, accrued employee compensation and other accrued liabilities approximate fair market value due to their short-term nature. Notes payable approximate fair market value as interest rates on these notes approximate those currently available in the market.

   Financial instruments that subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company is exposed to credit risk related to cash and cash equivalents in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet. Credit risk is concentrated in North America. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company has had immaterial write-offs of accounts receivable to date. Based on its ongoing evaluations, the Company believes it has adequately provided for doubtful accounts as of the date of each balance sheet presented herein.

                                PLACEWARE, INC.

   (h) Property and Equipment

   Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Assets obtained through capital leases are amortized over the shorter of their estimated useful lives or the lease term, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements or the remaining lease term.

   (i) Software Development Costs

   Costs related to research, design and development of products are charged to research and development expenses as incurred until technological feasibility has been established. Technological feasibility of products is established on the release of a beta version of the software. Historically, technological feasibility on software releases has coincided with the general release of the product for sale, because no beta version was developed. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

   (j) Impairment of Long-Lived Assets

   The Company assesses the recoverability of the carrying amount of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may be impaired. If the estimated future undiscounted cash flows over the remaining useful life of the long-lived asset is less than the carrying amount of the asset, an impairment charge would be recognized in the statement of operations for the excess carrying amount of the asset over its fair value.

   (k) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

   (l) Stock-Based Compensation

   The Company accounts for stock option grants under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting For Stock-Based Compensation, which permits the use of the intrinsic-value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28.

   (m) Comprehensive Loss

   The Company did not have any significant components of other comprehensive loss for the years ended December 31, 1997, 1998, and 1999.

   (n) Foreign Currency Transactions

   The Company considers the functional currency of its foreign subsidiary to be the U.S. dollar. Accordingly, this entity remeasures monetary assets and liabilities at year-end exchange rates while

                                PLACEWARE, INC.

nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for depreciation which is remeasured at historical rates. Foreign currency transaction gains and losses are recognized in income in the period of occurrence, and have not been significant to date.

   (o) Net Loss Per Share

   Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding shares of restricted stock subject to repurchase summarized below. Diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the if-converted basis. The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been anti-dilutive, (in thousands):

                                                                Year ended
                                                               December 31,
                                                            ------------------
                                                            1997  1998   1999
                                                            ----- ----- ------
   Shares issuable under stock options.....................   456 1,079  1,278
   Shares of restricted stock subject to repurchase........   740   808  1,537
   Shares issuable pursuant to warrants to purchase common
    and convertible preferred stock........................    --    41    316
   Shares of convertible preferred stock on an "as-if-
    converted" basis....................................... 4,205 6,750 11,780

   The weighted-average purchase price of restricted stock was $0.01, $0.11, and $0.39 for the years ended December 31, 1997, 1998, and 1999, respectively. The weighted-average exercise price of the warrants was $2.00 and $3.57 for the years ended December 31, 1998 and 1999, respectively.

   Pro forma basic and diluted net loss per share is presented for the year ended December 31, 1999, to reflect per share data assuming the conversion of all outstanding shares of convertible preferred stock into common stock on a one-for-one basis, as if the conversion had taken place at the beginning of fiscal 1997, or at the date of issuance if later. This data is unaudited.

   (p) Recent Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will not have a material impact on its consolidated financial position, results of operations, or cash flows. The Company will be required to adopt SFAS No. 133, as amended, in fiscal 2001.

   In March 2000, the EITF published their consensus on EITF No. 00-2, Accounting for Web Site Development Costs, which require the following accounting for costs related to development of web sites:

  . Costs incurred in the planning stage, regardless of whether the planning activities relate to software, should be expensed as incurred.

  . Costs incurred during the development of web site applications and infrastructure involve acquiring or developing hardware and software to operate the web site, including graphics that affect the look and feel of the web page. All costs relating to software used to operate a web site should be accounted for

                                PLACEWARE, INC.

   under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, (SOP 98-1). However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to FASB Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed (SFAS No. 86).

  . Costs paid for web site hosting services generally would be expensed over the period of benefit.

  . Costs incurred in operating the web site, including training, administration, maintenance, and other costs, should be expensed as incurred. However, costs incurred in the operation stage that involved providing additional functions or features to the web site should be accounted for as new software. Such costs should be capitalized or expensed based on the requirements of SOP 98-1 or SFAS No. 86, as applicable.

   The Company will be required to adopt EITF No. 00-2 in fiscal quarters beginning after June 30, 2000, although earlier application is encouraged. To date, the Company has not entered into activities covered by EITF No. 00-2, as all software developed internally has been offered under license to customers.

   In March 2000, the EITF published their consensus on EITF No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF No. 00-3 states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. The Company's hosting arrangements generally do not allow customers the contractual right to take possession of the software without significant penalty. The Company does not expect that the adoption of EITF No. 00-3 will have a material impact on its consolidated financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, as amended by SAB 101A, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company will adopt SAB 101 effective April 1, 2000. The Company does not expect the adoption of SAB 101 to have a material effect on its consolidated financial position or results of operations.

   (q) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (r) Reclassification

   Certain balances in the accompanying 1998 and 1997 consolidated financial statements have been reclassified in order to conform to the presentation of the 1999 consolidated financial statements.

                                PLACEWARE, INC.

(2) Property and Equipment

   Property and equipment as of December 31, 1998 and 1999, consisted of the following (in thousands):

                                                                  1998    1999
                                                                 ------  ------
   Computer equipment and software.............................. $  890  $2,373
   Office furniture and equipment...............................     73     437
   Leasehold improvements.......................................     64   1,086
                                                                 ------  ------
                                                                  1,027   3,896
   Accumulated depreciation and amortization....................   (421)   (988)
                                                                 ------  ------
                                                                 $  606  $2,908
                                                                 ======  ======

   As of December 31, 1998 and 1999, equipment recorded under capital leases was $529,000 and $750,000, respectively, and accumulated amortization thereon was $169,000 and $344,000 respectively.

(3) Stockholders' Equity

   (a) Convertible Preferred Stock

   Convertible preferred stock outstanding as of December 31, 1999, is as follows:

                                                     Shares   Issued and   Par
                                                   designated outstanding value
                                                   ---------- ----------- ------
   Series:
    A.............................................  1,705,000  1,705,000  $  171
    B.............................................  5,200,000  5,120,000     512
    C.............................................  5,400,000  4,954,785     495
                                                   ---------- ----------  ------
                                                   12,305,000 11,779,785  $1,178
                                                   ========== ==========  ======

   The rights, preferences, and privileges of the holders of Series A, B, and C convertible preferred stock are as follows:

  . Dividends are noncumulative and payable only upon declaration by the Company's Board of Directors at a rate of $0.08, $0.16, and $0.30 per share for Series A, B, and C preferred stock, respectively.
  . Holders of Series A, B, and C preferred stock have a liquidation preference of $1.00, $2.00, and $3.80 per share, respectively, plus any declared but unpaid dividends over holders of common stock.
  . Each share of Series A, B, and C preferred stock is convertible at any time into one share of common stock subject to certain antidilution provisions. All shares will convert to common stock automatically on the date the Company successfully completes an initial public offering.
  . Each holder of preferred stock has voting rights equal to the number of shares of common stock into which such shares could be converted.

   (b) Stock Plans

   In connection with the 1997 stock option plan (the Plan), the Company is authorized to issue up to 4,752,833 shares of common stock to directors, employees, and consultants. The 1997 Plan provides for the issuance of stock purchase rights, incentive stock options, or nonstatutory stock options.

   The stock purchase rights are subject to a restricted stock purchase agreement whereby the Company has the right to repurchase the stock upon the voluntary or involuntary termination of the purchaser's employment with the Company at the original issuance cost. The Company's repurchase right lapses at a rate determined by the stock plan administrator, but at a minimum rate of 20% per year. Through December 31, 1999, the Company has issued a net 3,728,750 shares of common stock to founders, employees, and consultants under restricted stock purchase agreements and through the exercise of employee stock options. As of December 31, 1999, the Company has

                                PLACEWARE, INC.

repurchased 529,926 shares, and 1,536,547 shares are subject to repurchase at a weighted-average purchase price of $0.39 per share. The repurchase rights expire ratably through the year 2003. Certain of these restricted shares were issued for full recourse promissory notes with interest rates ranging from 5.28% to 6.20%, and terms of four years.

   Under the 1997 Plan, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock and no less than 85% for employees owning 10% or less of the voting power of all classes of stock.

   Under the 1997 Plan, options generally expire in 10 years. Vesting periods are determined by the Company's Board of Directors and generally provide for shares to vest ratably over a 4-year period, with 25% vesting after one year from date of grant and monthly thereafter.

   (c) Stock-Based Compensation

   In 1999 the Company granted approximately 98,000 options to nonemployees for services rendered, which were 100% vested on the grant date. The $258,000 fair value of these options was recorded as expense in 1999. The fair value was measured on the grant date using the Black-Scholes option pricing model and the following assumptions: no dividends, 70% volatility, 6% interest rate, and 10 year contractual life.

   In 1999 the Company also granted approximately 31,000 options to nonemployees which have vesting terms generally less than one year, and vesting dates which match milestones specific to each nonemployee. The fair value of these options was estimated as of the date of grant, and was remeasured as of each interim balance date and each final vesting date in accordance with EITF No. 96-18. The fair value is being recorded over the vesting period. As of December 31, 1999, deferred stock-based compensation for the 15,000 options that continue to vest was approximately $55,000.

   The Company uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options granted or restricted stock sold because the exercise price of each option or purchase price of each share of restricted stock equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option or purchase date of each restricted stock share, except for stock options granted and restricted stock sold from January 1, 1999, through December 31, 1999. With respect to the stock options granted and restricted stock sold from January 1, 1999, to December 31, 1999, the Company recorded deferred stock compensation of $3,992,000 for the difference at the grant or issuance date between the exercise price of each stock option granted or purchase price of each restricted share sold and the fair value of the underlying common stock. This amount is being amortized on an accelerated basis over the vesting period, generally four to five years, consistent with the method described in FASB Interpretation No. 28. Amortization of the December 31, 1999 balance of deferred stock-based compensation for the years ended 2000, 2001, 2002, and 2003, would approximate $1,895,000, $783,000, $351,000, and $73,000, respectively. The amortization of deferred stock compensation, combined with the expense associated with stock options granted to non-employees, relates to the following items in the accompanying consolidated statements of operations (in thousands):

                                                                  Year ended
                                                                 December 31,
                                                               ----------------
                                                               1997 1998  1999
                                                               ---- ---- ------
   Operations................................................. $ -- $ -- $  127
   Sales and marketing........................................   --   --    586
   Research and development...................................   --   --     74
   General and administrative.................................   11    6    341
                                                               ---- ---- ------
     Total.................................................... $ 11 $  6 $1,128
                                                               ==== ==== ======

                                PLACEWARE, INC.

   Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss (in thousands) and basic and diluted net loss per share would have been as follows:

                                                    Year ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
   Net loss:
     As reported................................... $(3,272) $(4,968) $(10,918)
     Pro forma..................................... $(3,272) $(4,968) $(10,970)
   Basic and diluted net loss per share:
     As reported................................... $ (4.67) $ (4.58) $  (6.41)
     Pro forma..................................... $ (4.67) $ (4.58) $  (6.43)

   The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividends; risk-free interest rate of 6.0% for the years ended December 31, 1997, 1998, and 1999; and expected life of five years for the years ended December 31, 1997, 1998, and 1999.

   As of December 31, 1999, there were 1,341,241 shares available for grant under the Plan. A summary of the status of the Company's stock option activity under the Plan is as follows:

                                1997                1998                  1999
                          ------------------ -------------------- ---------------------
                                   Weighted-            Weighted-             Weighted-
                          Number    average              average               average
                            of     price per Number of  price per Number of   price per
                          shares     share    shares      share     shares      share
                          -------  --------- ---------  --------- ----------  ---------
Outstanding at beginning
 of year................       --    $ --      456,250    $0.15    1,079,094    $0.18
Options granted.........  478,250    0.15    1,308,379     0.20    1,973,883     0.92
Options exercised.......  (22,000)   0.11     (603,534)    0.19   (1,566,092)    0.39
Options canceled........       --    0.00      (82,001)    0.17     (208,542)    0.21
                          -------            ---------            ----------
Outstanding at end of
 year...................  456,250    0.15    1,079,094     0.18    1,278,343     0.94
                          =======            =========            ==========
Options exercisable at
 end of year:
  Unrestricted options..   56,249              127,232                44,476
  Restricted options....  400,001              951,862             1,233,867
                          -------            ---------            ----------
                          456,250            1,079,094             1,278,343
                          =======            =========            ==========
Weighted-average fair
 value of options
 granted during the year
 with exercise prices
 equal to fair value at
 date of grant..........  $  0.07            $    0.10            $       --
                          =======            =========            ==========
Weighted-average fair
 value of options
 granted during the year
 with exercise prices
 less than fair value at
 date of grant..........  $    --            $      --            $     2.29
                          =======            =========            ==========

                                PLACEWARE, INC.

   As of December 31, 1999, the exercise prices and weighted-average remaining contractual life of outstanding options were as follows:

                         Options outstanding          Options exercisable
                  ---------------------------------- ---------------------
                               Weighted-
                                average    Weighted-             Weighted-
                               remaining    average               average
         Exercise   Number    contractual  exercise    Number    exercise
          price   outstanding life (years)   price   exercisable   price
         -------- ----------- -----------  --------- ----------- ---------
          $0.10       15,000     7.21        $0.10       15,000    $0.10
           0.20      486,000     9.10         0.20      486,000     0.20
           0.38      111,343     9.69         0.38      111,343     0.38
           1.00      276,000     9.87         1.00      276,000     1.00
           2.00      390,000     9.99         2.00      390,000     2.00
                   ---------                          ---------
                   1,278,343                          1,278,343
                   =========                          =========

   (d) Warrants

   During 1999, the Company issued a warrant to purchase 275,000 shares of Series C convertible preferred stock, in connection with a marketing arrangement. The warrant is fully vested and is exercisable on the earlier of
(1) November 2009, (2) upon the achievement of $3,000,000 in net revenue (as defined) over a one-year period or (3) an uncured breach of contract by the Company. The warrant has an exercise price of $3.80 and expires in November 2009. The fair value of the warrant is $849,000, as determined using the Black-Scholes option pricing model with the following assumptions: no dividends; 70% volatility; risk-free interest rate of 6.61%; and life of 10 years. As of December 31, 1999, the warrant remains outstanding. The $849,000 warrant value has been included in sales and marketing expense on the accompanying 1999 consolidated statement of operations. Although the executory contract associated with the warrant permits the counterparty to cease performance at any time without cause, management believes that the potential for increased revenue exceeds this risk.

   During 1997, the Company issued a warrant to purchase 40,625 shares of Series B convertible preferred stock, in connection with a capital lease. The warrant has an exercise price of $2.00, and expires in September 2007. The fair value of the warrant, was not significant as determined using the Black-Scholes option pricing model, with the following assumptions: no dividends; 70% volatility; risk-free interest rate of 6.12%; and life of 10 years. As of December 31, 1999, the warrant remains outstanding.

(4) Commitments and Contingencies

   (a) Operating and Capital Leases

   The Company occupies facilities rented under noncancelable operating leases expiring in 2002. The Company also leases certain equipment under capital lease arrangements that expire through 2003.

                                PLACEWARE, INC.

   Future minimum lease payments are as follows (in thousands):

   Year ending                                                 Capital Operating
   December 31,                                                leases   leases
   ------------                                                ------- ---------
    2000......................................................  $253    $1,134
    2001......................................................   255     1,158
    2002......................................................   157       882
    2003......................................................    12        --
                                                                ----    ------
   Total minimum lease payments...............................   677    $3,174
                                                                        ======
   Less amount representing interest..........................    86
                                                                ----
   Present value of minimum lease payments....................   591
   Less current portion.......................................   204
                                                                ----
   Noncurrent portion of capital lease obligations............  $387
                                                                ====

   Rent expense for the years ended December 31, 1997, 1998, and 1999, was approximately $190,000, $240,000, and $508,000, respectively.

   (b) Royalties

   The Company entered into a software license and technology assignment agreement in 1996 with a Series A preferred stock holder ("holder"). The agreement conveyed a non-exclusive, perpetual license for certain technologies to the Company. The holder is entitled to a royalty payment based on two percent of net revenues, as defined in the agreement, up to a cumulative payment of $1,000,000. The royalty accrual commenced in 1999 in accordance with the terms of the agreement, resulting in royalty expense of approximately $55,000 in 1999.

   (c) Legal proceedings

   In July 1999, the Company was contacted by legal counsel representing another web conferencing provider, with allegations of misappropriated trade secrets by the Company under an August 1997 License and Distribution Agreement. After initial attempts to resolve this issue, the counterparty has failed to respond to any of the Company's requests to move this issue forward, and the last contact was in October 1999. Although the Company has not received any additional communications, the Company is prepared to vigorously defend itself against any claims of trade secret misappropriation, if and when such claims are brought to court. No reserve has been established for this matter as the range of a potential settlement is not reasonably estimable.

(5) Income Taxes

   The 1997, 1998 and 1999 income tax benefit differs from the amounts computed by applying the U. S. federal income tax rate as a result of the following:

                                                     1997      1998    1999
                                                    -------  -------- -------
Federal benefit at statutory rate.................. $(1,112) $(1,689) $(3,712)
State taxes, net of federal income tax benefit.....     --        --        1
Net operating loss, tax credit & temporary
 differences not benefitted........................   1,062     1,624   3,569
Other..............................................      50        65     142
                                                    -------  -------- -------
Net income tax benefit............................. $   --   $    --  $   --
                                                    =======  ======== =======

                                PLACEWARE, INC.

   The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1998 and 1999, are as follows (in thousands):

                                                                  1998   1999
                                                                 ------ ------
   Deferred tax assets:
     Net operating loss carryforwards........................... $3,339 $6,049
     Tax credit carryforwards...................................    487    762
     Accrued liabilities not currently deductible for tax
      purposes..................................................     50    384
     Fixed assets...............................................    102    191
                                                                 ------ ------
       Total gross deferred tax assets..........................  3,978  7,386
   Less valuation allowance.....................................  3,978  7,386
                                                                 ------ ------
       Net deferred tax assets.................................. $   -- $   --
                                                                 ====== ======

   The net change in the total valuation allowance for the years ended December 31, 1998 and 1999, was a net increase of $2,305,000, and $3,408,000, respectively.

   As of December 31, 1999, the Company has net operating loss carryforwards for federal and California income tax purposes of approximately $15,821,000 and $12,043,000, respectively. The federal net operating loss carryforward expires beginning in 2011 through 2019. The California net operating loss carryforward expires primarily in 2004.

   As of December 31, 1999, the Company has research and development credit carryovers for federal and California income tax purposes of approximately $492,000 and $270,000, respectively. The federal research and experimental credit expires beginning in the year 2019. The California research and experimental credit can be carried forward indefinitely.

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management does not believe it is more likely than not that the deferred tax assets will be realized; accordingly, a full valuation allowance has been established and no deferred tax asset is shown in the accompanying consolidated balance sheets.

   Federal and California tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company's ability to utilize its net operating loss and tax credit carryforwards may be subject to restriction pursuant to these provisions.

(6) Notes Payable and Lease Financing

   (a) Equipment Finance Arrangements

   In January 1998, the Company entered into an arrangement with a financing corporation for a lease line of credit for up to $850,000 in new equipment (see
Note 4) and for a note payable collateralized by the Company's existing assets of up to $400,000, bearing interest at 7.5%. The lease line is no longer available. As of December 31, 1999, $212,000 is outstanding under the note payable and is due in equal monthly installments through January 2002. As of December 31, 1999, future principal payments under this note payable are $96,000, $107,000, and $9,000 for the years ending December 31, 2000, 2001, and
2002, respectively.

                                PLACEWARE, INC.

   On March 16, 1999, the Company entered into an arrangement with another financing corporation for a lease line of credit for up to $1,200,000 of equipment. The line is available through September 30, 2000 and is secured by equipment. As of December 31, 1999, the amount available under the line is $1,142,000.

   (b) Revolving Line of Credit

   On March 11, 1999, the Company entered into an arrangement with a bank for a line of credit up to $750,000. The arrangement consists of a committed revolving line of credit of an amount not to exceed the lesser of $750,000 or the borrowing base, as defined by the agreement. Borrowings will be collateralized by certain assets of the Company. Borrowings against the line of credit will bear interest at the bank's prime rate plus 1% per annum (9.5% as of December 31, 1999). The line of credit will expire on January 24, 2001 (see
Note 8a). During 1999 the Company borrowed and repaid $625,000 under this arrangement. As of December 31, 1999, the amount available under the line of credit is $750,000.

(7) Significant Customer Information and Segment Reporting

   SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company's chief operating decision-maker is considered to be the chief executive officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The consolidated financial information is identical to the information presented in the accompanying consolidated statements of operations. Therefore, the Company has determined that it operates in a single operating segment, specifically, the providing of web-based conferencing solution.

   The desegregated information reviewed on a product basis by the CEO is as follows:

                                                                  Year ended
                                                                 December 31,
                                                              ------------------
                                                              1997  1998   1999
                                                              ---- ------ ------
   Hosting and Services...................................... $ -- $  511 $2,433
   Licensing.................................................  609  1,113  1,962
                                                              ---- ------ ------
                                                              $609 $1,624 $4,395
                                                              ==== ====== ======

   Significant customer information is as follows:

                                                                       Percent of
                                                     Percent of      total accounts
                                                   total revenue       receivable
                                                   ----------------  --------------
                                                     Year ended
                                                    December 31,      December 31,
                                                   ----------------  --------------
                                                   1997  1998  1999       1999
                                                   ----  ----  ----  --------------
   Customer A.....................................  17%   40%   27%        14%
   Customer B.....................................  24%   13%    6%         2%
   Customer C.....................................  18%   --    --         --
   Customer D.....................................  15%   --    --         --

                                PLACEWARE, INC.

   In 1999, 6% of the Company's revenue was from two customers that are shareholders of the Company. As of December 31, 1999, the outstanding accounts receivable balance related to these customers is not significant. The Company has no significant foreign operations.

(8) Subsequent Events

   (a) Borrowings

   In January 2000, the Company modified its $750,000 line of credit arrangement with a bank (see Note 6). The line of credit maximum borrowing capacity was increased to $2,500,000 and the maturity date was extended to January 24, 2001. All other terms remain essentially unchanged. As of February 25, 2000, there was no outstanding balance on this line of credit.

   On March 2, 2000, the Company entered into a two-year operating lease arrangement related to certain switching equipment for future monthly payments of approximately $19,000.

   On March 13, 2000, the Company accepted a proposal from a financing corporation for a lease line of credit for up to $2,500,000 in new equipment, with an additional $2,500,000 available on completion of an IPO with minimum proceeds of $50,000,000 no later than July 1, 2000. The line will bear interest at approximately 14.8%. This line will be available through March 31, 2001.

   (b) Stock Plans

   On February 29, 2000, the Company's Board of Directors approved the 2000 Equity Incentive Plan (2000 Plan). The 2000 Plan is intended to replace and supercede the 1997 Plan. The Plan will be effective on the effective date of the proposed initial public offering. The Company has reserved 3,000,000 shares of common stock for issuance under the 2000 Plan. When a stock award expires or is terminated before it is exercised, the shares not acquired pursuant to the stock awards shall again becomes available for issuance under the 2000 Plan.

   In general, the terms of stock options under the 2000 Plan may not exceed 10 years. An option holder may not transfer a stock option other than by will or the laws of descent and distribution. The exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. In the event an optionholder is a 10% shareholder, then the exercise price per share shall not be less than 110% of the fair market value of common stock on the date of grant.

   On February 29, 2000, the Company's Board of Directors approved the
2000 Employee Stock Purchase Plan (the Purchase Plan). A total of 500,000 shares of common stock have been authorized for issuance under the Purchase Plan. Each year on December 31, beginning on December 31, 2001, the share reserve will increase by the least of the following: (1) 1% of the total outstanding common stock of the Company; (2) 250,000 shares of common stock; or
(3) a lesser amount as determined by the Board of Directors. Under the purchase plan, employees who participate in an offering may have up to 15% of their earnings for the period of that offering withheld. The amount withheld is used on each purchase date of the offering period to purchase shares of common stock. Eligible employees will be able to purchase common stock at a purchase price equal to the lower of 85% of the fair market value of the common stock at the first day of the offering period or 85% of the fair market value of the common stock on the purchase date.

                                PLACEWARE, INC.

   On February 29, 2000, the Company's Board of Directors approved the
2000 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). The Non-Employee Directors' Plan will be effective on the effective date of the proposed initial public offering. A total of 650,000 shares of common stock of the Company have been reserved for issuance under the Non-Employee Directors' Plan. When a stock option expires or is terminated before it is exercised, the shares not acquired pursuant to the stock option shall again become available for issuance under the Non-Employee Directors' Plan. The Non-Employee Directors' Plan is administered by the Board of Directors, however the grant of stock options is automatic. Upon the completion of the IPO, each non-employee director will automatically be granted an option to purchase 30,000 shares of common stock which will vest ratably over 36 months. At the time of the annual stockholders' meeting, beginning with the annual stockholders' meeting in 2001, each non-employee director will automatically be granted an option to purchase 10,000 shares of common stock which will vest ratably over 12 months. In addition, upon the completion of the initial public offering, each non-employee director then serving as chair of either the audit committee or the compensation committee will automatically be granted an option to purchase 3,000 shares of common stock. Any non-employee director who is serving as chair of the audit committee or the compensation committee on the date of each annual meeting of stockholders, commencing with our annual meeting in 2001, will automatically be granted an option to purchase 3,000 shares of common stock. Each such option shall vest ratably over 12 months.

   Under the Non-Employee Directors' Plan, the exercise price will be 100% of the fair market value of the common stock on the date of grant. Generally, the options will vest over a three year period with a third of the shares subject to the option vesting 12 months from the date of grant and 1/36th of the shares subject to the option vesting monthly thereafter.

   (c)Deferred Stock Compensation

   During the period from January 1, 2000 through March 2, 2000, the Company will record additional deferred stock compensation of approximately $2,006,000 related to approximately 805,000 stock options granted during that period. Amortization of deferred stock compensation referred to above and recorded at December 31, 1999 will be approximately $1,095,000 during the three-month period ended March 31, 2000, and approximately $3,136,000, $1,252,000, $573,000, and $147,000 will be amortized during 2000, 2001, 2002 and 2003, respectively.

   The words "A PlaceWare Web Conference" appear at the top. A screen shot of the PlaceWare presenter console with the words "Presenter View" appear below the title. Below the presenter console is an arrow pointing down to a screen shot of the PlaceWare audience console with the words "Audience view" below the screen shot. The words "Show interactive visual content in real time" and a bulleted list below it with the words "Powerpoint Presentations", "Application Sharing", "Web Tours", White boards", "Text Slides", "SnapShots", "Polling Slides", "Real time Annotations", "Moderated Q&A", "Audience Chat", and "Seating Chart" appear to the right of the screen shots in a bulleted list. In the background the words "sales training", "new product launches", "investor relations", "customer seminars", "press/analyst briefings", "customer communications", "customer education", "town hall meetings", "sales meetings", "user groups/market research", "sales training", "employee meetings", and "channel communications".

                                [PLACEWARE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

   SEC registration fee............................................. $   21,708
   NASD filing fee..................................................      9,355
   NASDAQ National Market Fees......................................     95,000
   Blue Sky qualification fees and expenses.........................     10,000
   Printing and engraving expenses..................................    200,000
   Accountant's fees and expenses...................................    450,000
   Legal fees and expenses..........................................    600,000
   Transfer agent and registrar fees................................     10,000
   Miscellaneous....................................................    103,937
                                                                     ----------
     Total.......................................................... $1,500,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article VI of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article XI of the Registrant's Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities.

   (a) Since February 1997, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

     (1) In September and November 1999, the Registrant issued and sold shares of its Series C Preferred Stock convertible into an aggregate of 4,954,785 shares of common stock to a total of 32 investors for an aggregate purchase price of $18,828,183.

     (2) In April 1997, May and June 1998, and March and April 1999 the Registrant issued and sold shares of its Series B Preferred Stock convertible into an aggregate of 5,120,000 shares of common stock to a total of 37 investors for an aggregate purchase price of $10,240,000.

     (3) In February and March 1998, the Registrant issued and sold 112,500 shares of restricted common stock to Barry James Folsom for an aggregate purchase price of $22,500.

     (4) In February 1998, the Registrant issued and sold 11,000 shares of restricted common stock to Jeffrey Rudy for an aggregate purchase price of $2,200.

     (5) In February 1998, the Registrant issued and sold 8,550 shares of restricted common stock to Stephen Saperstein for an aggregate purchase price of $1,710.

     (6) As of December 31, 1999, 2,191,626 shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreements and 1,278,343 shares of common stock were issuable upon exercise of outstanding options under the Registrant's 1997 Stock Plan.

   (b) There were no underwritten offering employed in connection with any of the transactions set forth in Item 15(a).

   The issuances described in Items 15(a)(1), 15(a)(2), (15)(a)(3), 15(a)(4)
and 15(a)(5) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Item 15(a)(6) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under Section (4)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

 Exhibit                                                             Sequential
 Number  Description of Document                                      Page No.
 ------- -----------------------                                     ----------
  1.1    Form of Underwriting Agreement**
  3.1    Restated Certificate of Incorporation of PlaceWare, dated
         September 17, 1999*
  3.2    Form of Amended and Restated Certificate of Incorporation
         of the Registrant to be filed promptly after the closing
         of the offering*
  3.3    Bylaws of the Registrant as currently in effect*
  3.4    Bylaws of the Registrant to be in effect after the
         closing of the offering*
  4.1    Specimen Common Stock Certificate
  4.2    Third Amended and Restated Investor Rights Agreement*
  5.1    Opinion of Cooley Godward LLP
 10.1    Executive Severance Benefit Plan*
 10.2    2000 Equity Incentive Plan*
 10.3    2000 Non Employee Directors' Stock Option Plan
 10.4    2000 Employee Stock Purchase Plan*
 10.5    Offer letter to Barry James Folsom, as amended
 10.6    Offer letter to Kevin R. Evans, as amended
 10.7    Sublease between Registrant and Proxim, Inc. dated August
         23, 1999*
 10.8    Software License and Technology Agreement between
         Registrant and Xerox Corporation dated November 25, 1996*
 10.9    Master Lease Agreement between Registrant and Comdisco,
         Inc. dated September 30, 1997 and related documents*
 10.10   Loan and Security Agreement between Registrant and
         Silicon Valley Bank dated March 11, 1999 and related
         documents*
 10.11   Master Lease Agreement between Registrant and Linc
         Capital, Inc. dated May 3, 1999 and related documents*
 10.12   Internet Services and Products Agreement between
         Registrant and Exodus Communications, Inc. dated November
         27, 1996 and related documents
 21.1    Subsidiaries of the Registrant*
 23.1    Consent of KPMG LLP, Independent Auditors

 23.2 Consent of Counsel (see Exhibit 5.1)*
 24.1 Power of Attorney (see page II-4)*
 27.1 Financial Data Schedules*

--------

 * Previously filed

** To be filed by amendment

   (b) Financial Statement Schedules.

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Mountain View, California, on April 12, 2000.

                                          PLACEWARE, INC.

                                                  Barry James Folsom*
                                          By: _________________________________
                                                     Barry James Folsom
                                               President and Chief Executive
                                                          Officer


   Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                            Title                    Date
             ---------                            -----                    ----

        Barry James Folsom*          President, Chief Executive       April 12, 2000
____________________________________  Officer and Director
         Barry James Folsom

        /s/ Kevin R. Evans           Chief Financial Officer and      April 12, 2000
____________________________________  Secretary
           Kevin R. Evans

         J. Phillip Samper*          Chairman of the Board of         April 12, 2000
____________________________________  Directors
         J. Phillip Samper

          Lon H. H. Chow*            Director                         April 12, 2000
____________________________________
           Lon H. H. Chow

         Philip T. Gianos*           Director                         April 12, 2000
____________________________________
          Philip T. Gianos

         Domenic J. LaCava*          Director                         April 12, 2000
____________________________________
         Domenic J. LaCava

        Richard P. Magnuson*         Director                         April 12, 2000
____________________________________
        Richard P. Magnuson

        Rory T. O'Driscoll*          Director                         April 12, 2000
____________________________________
         Rory T. O'Driscoll

        /s/ Kevin R. Evans
*By: _______________________________
           Kevin R. Evans
          Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit                                                             Sequential
 Number  Description of Document                                      Page No.
 ------- -----------------------                                     ----------
  1.1    Form of Underwriting Agreement**
  3.1    Restated Certificate of Incorporation of PlaceWare, dated
         September 17, 1999*
  3.2    Form of Amended and Restated Certificate of Incorporation
         of the Registrant to be filed promptly after the closing
         of the offering*
  3.3    Bylaws of the Registrant as currently in effect*
  3.4    Bylaws of the Registrant to be in effect after the
         closing of the offering*
  4.1    Specimen Common Stock Certificate
  4.2    Third Amended and Restated Investor Rights Agreement*
  5.1    Opinion of Cooley Godward LLP
 10.1    Executive Severance Benefit Plan*
 10.2    2000 Equity Incentive Plan*
 10.3    2000 Non Employee Directors' Stock Option Plan
 10.4    2000 Employee Stock Purchase Plan*
 10.5    Offer letter to Barry James Folsom, as amended
 10.6    Offer letter to Kevin R. Evans, as amended
 10.7    Sublease between Registrant and Proxim, Inc. dated August
         23, 1999*
 10.8    Software License and Technology Agreement between
         Registrant and Xerox Corporation dated November 25, 1996*
 10.9    Master Lease Agreement between Registrant and Comdisco,
         Inc. dated September 30, 1997 and related documents*
 10.10   Loan and Security Agreement between Registrant and
         Silicon Valley Bank dated March 11, 1999 and related
         documents*
 10.11   Master Lease Agreement between Registrant and Linc
         Capital, Inc. dated May 3, 1999 and related documents*
 10.12   Internet Services and Products Agreement between
         Registrant and Exodus Communications, Inc. dated November
         27, 1996 and related documents
 21.1    Subsidiaries of the Registrant*
 23.1    Consent of KPMG LLP, Independent Auditors
 23.2    Consent of Counsel (see Exhibit 5.1)*
 24.1    Power of Attorney (see page II-4)*
 27.1    Financial Data Schedules*

--------

 * Previously filed

** To be filed by amendment